EXHIBIT G

EXECUTION VERSION

MARGIN LOAN AND SECURITY AGREEMENT

dated as of

March 21, 2022

Among

SL Armor Buyer VI, L.P.,

SL Armor Buyer VII, L.P.,

SL Armor Buyer VIII, L.P.,

SL Armor Buyer IX, L.P.,

SL Adelaide Holdings Pte. Ltd.,

SLA II CM FC Holdings, L.P.,

SLA II CM Clinic Holdings, L.P.,

SLA II CM Clinic Holdings II, L.P.,

SLA Clementia Holdco,

SLA II Galaxy Holdings, L.P.,

SLA Zurich Holdings, L.P., and

SLA Union Holdings, L.P.,

as the Companies

SLA II CM Clinic Holdings II, L.P. and

Other General Partners Party Hereto

as the General Partners

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent, Securities Intermediary and Bank Party Hereto, and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Section 4.07.	Termination or Reduction of Financing Commitments	72

ARTICLE 5
[RESERVED.]

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.01.	Representations and Warranties	73
Section 6.02.	Covenants of the Companies and the General Partners	76
Section 6.03.	Amendments of Portfolio Investments, Etc.	82

ARTICLE 7
EVENTS OF DEFAULT

ARTICLE 8
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

Section 8.01.	The Collateral Accounts; Agreement as to Control	86
Section 8.02.	Collateral Security; Pledge; Delivery	88

ARTICLE 9
THE AGENTS

Section 9.01.	Appointment of the Administrative Agent and the Collateral Agent	92
Section 9.02.	Additional Provisions Relating to the Collateral Agent and the Collateral Administrator	96

ARTICLE 10
MISCELLANEOUS

Section 10.01.	Non-Petition; Limited Recourse	98
Section 10.02.	Notices	99
Section 10.03.	No Waiver	99
Section 10.04.	Expenses; Indemnity; Damage Waiver; Right of Setoff	100
Section 10.05.	Amendments	101
Section 10.06.	Successors; Assignments	102
Section 10.07.	Governing Law; Submission to Jurisdiction; Etc.	104
Section 10.08.	Interest Rate Limitation	106
Section 10.09.	PATRIOT Act	106
Section 10.10.	Counterparts	106
Section 10.11.	Headings	106
Section 10.12.	Securities Contract	107
Section 10.13.	Confidentiality	107
Section 10.14.	Non-Recourse	108
Section 10.15.	Blocker Provisions	108

Exhibits

Exhibit A	Form of Request for Advance
Exhibit B	Forms of Underlying Issuer Letter
Exhibit C	Form of Approval Supplement
Exhibit D	Form of Parent Representation Letter
Exhibit E	Form of Equity Commitment Letter
Exhibit F	Form of Australian Pledge

MARGIN LOAN AND SECURITY AGREEMENT dated as of March 21, 2022, (this “Agreement”) by and among SL Armor Buyer VI, L.P., SL Armor Buyer VII, L.P., SL Armor Buyer VIII, L.P., SL Armor Buyer IX, L.P., SLA II CM FC Holdings, L.P., SLA II CM Clinic Holdings, L.P., SLA II CM Clinic Holdings II, L.P., SLA Clementia Holdco, SLA Zurich Holdings, L.P., SLA II Galaxy Holdings, L.P. and SLA Union Holdings, L.P. (each such entity, a “Company” and together with any other entity that becomes party hereto as a Company, the “Companies”), as borrowers; SLA II CM GP, LLC, as general partner of SL Armor Buyer VI, L.P., SL Armor Buyer VII, L.P., SL Armor Buyer VIII, L.P., SL Armor Buyer IX, L.P., SLA II CM FC Holdings, L.P., SLA II CM Clinic Holdings, L.P., and SLA II CM Clinic Holdings II, L.P., SLA Zurich GP, L.L.C., as general partner of SLA Zurich Holdings, L.P., SLA II Galaxy GP, L.L.C., as general partner of SLA II Galaxy Holdings, L.P. and SLA Union GP, L.L.C., as general partner of SLA Union Holdings, L.P. (each a “General Partner” and together with any other entity that becomes party hereto as a General Partner, the “General Partners”); the Lenders from time to time party hereto, as lenders; CITIBANK, N.A., in its capacity as collateral agent (in such capacity, the “Collateral Agent”); VIRTUS GROUP, LP, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”); CITIBANK, N.A., in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); CITIBANK, N.A., in its capacity as bank (in such capacity, the “Bank”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Companies wish to finance their respective investments in (i) certain convertible notes of an Underlying Issuer (the “Convertible Notes” and, together with any common stock (the “Common Stock”) of the same Underlying Issuer issued by such Underlying Issuer upon conversion or exchange of any Convertible Notes held by the Companies, the “Convertible Note Investments”), (ii) certain shares of preferred stock of an Underlying Issuer (the “Preferred Shares” and, together with any Common Stock or other Preferred Shares of the same Underlying Issuer issued by such Underlying Issuer upon conversion or exchange of any Preferred Shares held by the Companies, the “Preferred Share Investments”) and/or (iii) certain corporate loans and other corporate debt securities (the “Non-Convertible Portfolio Investments” and, together with the Convertible Note Investments and Preferred Share Investments, the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make advances to the Companies (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 to the Additional Terms Letter (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Additional Terms Letter” means that certain Additional Terms Letter dated as of the Effective Date among the parties hereto, the provisions of which shall apply mutatis mutandis to this Agreement as if such provisions were fully set forth herein. In the event of any inconsistency between this Agreement and the Additional Terms Letter, the Additional Terms Letter shall govern.

“Adjusted Term SOFR Rate” means, for any Calculation Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Calculation Period, plus (b) 0.15%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event, the date on which the Administrative Agent has notified the Companies (with a copy to the Collateral Agent and Collateral Administrator) of (i) the adjustments that will be made to the terms of the credit facility contemplated hereby on account thereof or (ii) its determination that no such adjustments under Section 10.05 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event occurs and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the fifth Business Day following such occurrence.

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Administrative Expenses” means (i) the fees, expenses (including indemnities) and other amounts due or accrued in connection with the entry into this Agreement or the administration or maintenance of the Companies (including (x) any such amounts that were due and not paid on any prior date in accordance with the Priority of Payments and (y) the reimbursement of any such amounts paid by another party on behalf of the Companies (including an Affiliate of the Companies)); provided that, for the avoidance of doubt, amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal on the Advances) shall not constitute Administrative Expenses, (ii) amounts payable to any Person in respect of any governmental fee, charge or tax imposed on the Companies and (iii) fees and expenses and other amounts due and payable to the Collateral Agent, Collateral Administrator or Securities Intermediary, or any successor to any of them.

“Advance Funding Date” has the meaning set forth in Section 2.03(d).

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Companies) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Companies’ knowledge, threatened against any Company as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to any Company, include the issuers of or obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” has the meaning set forth in Section 9.01.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Allocated Financing Commitment” means, with respect to any Portfolio Investment, such Portfolio Investment’s Effective Date Allocated Financing Commitment, Delayed Draw Allocated Financing Commitment and Increased Financing Commitment, as applicable. For the avoidance of doubt, for the purposes of this definition (and the defined terms used in this definition), the Diamond Portfolio Investments shall collectively constitute a single Portfolio Investment and the Striker Portfolio Investments shall collectively constitute a single Portfolio Investment.

“Allocated Financing Commitment Availability” means, with respect to any Portfolio Investment, such Portfolio Investment’s Effective Date Allocated Financing Commitment Availability and Delayed Draw Allocated Availability. For the avoidance of doubt, for the purposes of this definition (and the defined terms used in this definition), the Diamond Portfolio Investments shall collectively constitute a single Portfolio Investment and the Striker Portfolio Investments shall collectively constitute a single Portfolio Investment.

“Allocated Loan Amount” means, with respect to any Portfolio Investment, the portion of the Advances made in connection with such Portfolio Investment’s Allocated Financing Commitment (including, for the avoidance of doubt, any capitalized PIK Interest thereon). For the avoidance of doubt, for the purposes of this definition (and the defined terms used in this definition), the Diamond Portfolio Investments shall collectively constitute a single Portfolio Investment and the Striker Portfolio Investments shall collectively constitute a single Portfolio Investment.

“Alternate Exchange” means the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market.

“Amendment” has the meaning set forth in Section 6.03.

“Amendment No. 1 Effective Date” means September 23, 2022.

“Amendment No. 2 Effective Date” means November 8, 2022.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Company from time to time concerning or relating to bribery or corruption.

“Applicable Consideration” has the meaning set forth in Section 1.06(b).

“Applicable Consideration Right” has the meaning set forth in Section 1.06(b).

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means with respect to each Advance, the stated “Applicable Margin” set forth on the Transaction Schedule.

“Applicable Rate” has the meaning set forth in the Additional Terms Letter.

“Applicable Restriction” means any restriction pursuant to federal, state or local laws, rules, regulations or regulatory orders or any organizational documents of any Underlying Issuer or any agreement to which any Company is a party, in each case, applicable to ownership of Common Stock.

“Applicable Taxes” means, at any time of determination, the amount of any Taxes that, in the good faith determination of the Administrative Agent, would (i) be required to be withheld from or would otherwise reduce the proceeds of a disposition of or distribution (assuming distribution of the full value thereof) on a Portfolio Investment or (ii) arise in connection with the foreclosure on, or other enforcement over a Portfolio Investment at such time.

“Applicable Yield Curve Point” has the meaning set forth in the Additional Terms Letter.

“Approval Supplement” means, a form completed by the Administrative Agent substantially in the form of Exhibit C in connection with the approval of any Purchase.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Calculation Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Calculation Period” pursuant to clause (vi) of Section 3.01(h).

“Average Daily Volume Trigger” means, with respect to any Public Underlying Issuer, as set forth on the Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“AUD” means the lawful currency of Australia.

“Australian Pledge” means the General Security Deed pursuant to which SL Adelaide Holdings Pte. Ltd. grants a security interest over all of its present and after-acquired property located in Australia in favor of the Collateral Agent (including over, and in respect of, its interest in the Striker Portfolio Investments), in form and substance reasonably satisfactory to the Administrative Agent.

“Bank” has the meaning set forth in Section 8.01.

“Base Rate” means, for any day, (a) with respect to Advances denominated in U.S. Dollars, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 0.50% and (b) with respect to Advances denominated in Euros, the Reference Bank Base Rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Reference Bank Base Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again.

“Benchmark” means, initially, the Term SOFR Rate for Advances denominated in U.S. Dollars and the EURIBOR Rate for Advances denominated in Euros; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the EURIBOR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (ii) of Section 3.01(h).

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Companies as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Calculation Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Companies for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement); provided that, such changes shall be subject to the consent of the Companies, such consent not to be unreasonably withheld or delayed.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 3.01(h) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 3.01(h).

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation substantially in the form of the Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Administrative Agent is located; provided that with respect to any provisions herein relating to the calculation or conversion of amounts denominated in Euros, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Day.

“Calculation Period” means the period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the fourteenth calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the first calendar day of March, June, September and December of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in June 2022.

“Capital Call Confirmation Package” has the meaning specified in the Additional Terms Letter.

“Cash Equivalents” means, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the Effective Date for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented to the extent the applicable Lender is imposing charges in respect thereof on other similarly situated borrowers under comparable credit facilities for margin lending transactions.

“Change of Control” means an event or series of events by which (i) Silver Lake Alpine Associates II, L.P. and/or its Affiliates shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of a General Partner or to direct the management policies and decisions of the Companies, (ii) the General Partner ceases to be the general partner of any Company of which it was the general partner at the time such Company became a Company hereunder or (iii) the Parents and/or their respective Affiliates, collectively, shall cease, directly or indirectly, to own legally and beneficially all of the limited partnership interests or shares as the case may be of the Companies (other than, for the avoidance of doubt, by virtue of there being a third-party holder of the Special Voting Share).

“Charges” has the meaning set forth in Section 10.08.

“Clearstream” means Clearstream Banking AG, Frankfurt am Main.

“Clementia” has the meaning specified in the Additional Terms Letter.

“Clementia Holdco” means SLA Clementia Holdco

“Clementia Portfolio Investment” means a Portfolio Investment of Clementia, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“Clinic” has the meaning specified in the Additional Terms Letter.

“Clinic Portfolio Investment” means a Portfolio Investment of Clinic, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“Closing Sale Price” means, with respect to any Common Stock on any Scheduled Trading Day, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per share of such Common Stock as reported by the applicable Exchange.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Article 8.

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Collateral-Linked Event” has the meaning specified in the Additional Terms Letter.

“Collateral-Linked Event Discount” has the meaning specified in the Additional Terms Letter.

“Collection Account” means the account(s) designated as such by the Companies and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Bank.

“Commitment Fee Rate” has the meaning specified in the Additional Terms Letter.

“Common Stock” has the meaning set forth in the recitals to this Agreement and shall include common equity interests in the case of any limited liability company or other non-corporate entity, as determined in good faith by the Administrative Agent.

“Common Stock Market Value” means, with respect to any Portfolio Investment constituting Common Stock, the product of (i) the most recent Reference Price of such Common Stock on the applicable Exchange and (ii) the number of shares of such Common Stock with respect to such Portfolio Investment.

“Companies” has the meaning set forth in the introductory section of this Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Conversion Event” has the meaning specified in the Additional Terms Letter.

“Convertible Note Investments” has the meaning set forth in the recitals to this Agreement.

“Convertible Notes” has the meaning set forth in the recitals to this Agreement.

“Corresponding Instruments” has the meaning set forth in the Additional Terms Letter.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Declaration of Trust” shall have the meaning set forth in Clementia Holdco’s articles of association.

“Default” means an event that, with notice or lapse of time or both, as applicable, would constitute an Event of Default.

“Deficiency Notice” has the meaning set forth in the definition of Market Value Cure Period.

“Delayed Draw Allocated Availability” means, in connection with any Advance with respect to any Portfolio Investment following the Effective Date, an amount equal to the product of (i) the Delayed Draw Allocated Financing Commitment with respect to such Portfolio Investment that will be Delivered on the applicable Advance Funding Date and (ii) the ratio of (x) the par or face value or then-current liquidation preference (or similar term as defined in the relevant governing documents related to such Portfolio Investments) of such Portfolio Investment, as applicable, being Delivered over (y) the Delayed Draw Required Collateral Amount with respect to such Portfolio Investment; provided, for the avoidance of doubt, such Delayed Draw Allocated Availability shall not exceed the Delayed Draw Allocated Financing Commitment (after giving effect to any reductions of such Financing Commitment with respect to prior Advances) with respect to such Portfolio Investment.

“Delayed Draw Allocated Financing Commitment” means, with respect to any Portfolio Investment, the amount set forth under the heading “Delayed Draw Allocated Financing Commitment” on Schedule 5 to the Additional Terms Letter or the applicable Approval Supplement, as such amount is reduced pursuant to Section 4.07.

“Delayed Draw Required Collateral Amount” means, with respect to any Portfolio Investment, the amount set forth under the heading “Delayed Draw Required Collateral Amount” on Schedule 5 to the Additional Terms Letter or the applicable Approval Supplement.

“Deliver” (and its correlative forms) means the taking of the following steps by any Company:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by such Company;

(2) in the case of each general intangible, by notifying the Underlying Issuer thereunder of the security interest of the Collateral Agent;

(3) in the case of money, by causing such money to be deposited in the related Collateral Account;

(4) in the case of any Portfolio Investments consisting of Uncertificated Securities (other than any Uncertificated Securities credited to a Collateral Account), by causing the issuer of such Uncertificated Security to either (at the option of such Company) (i) register the Collateral Agent as the registered owner thereof on the books and records of such issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such issuer agrees to comply exclusively with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Company;

(5) in the case of any Portfolio Investments (including the Striker Portfolio Investments) that are held in certificated form, by delivering to the Securities Intermediary certificates representing the relevant Collateral and instruments of transfer duly executed by such Company in blank with respect to such Portfolio Investments and, in the case of Portfolio Investments of Diamond, with respect to any Portfolio Investments of Diamond Blocker that may be issued upon exchange of such Portfolio Investments of Diamond;

(6) (x) in the case of Convertible Notes (other than Clementia Portfolio Investments), by delivering to the Collateral Administrator (with a copy to the Collateral Agent) transfer certificates, duly executed by the applicable Company, substantially in the form exhibited to the indenture pursuant to which such Convertible Notes are issued or otherwise in form and substance reasonably satisfactory to the Administrative Agent and (y) in the case of Convertible Notes of Clementia, by delivering to the Collateral Administrator conversion notices, duly executed by Clementia Holdco, which shall be undated and shall not specify the principal amount of Convertible Notes being converted, substantially in the form provided by the conversion agent for such Convertible Notes and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(7) [Reserved];

(8) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Secretary of State of the jurisdiction of organization of the applicable Company or on the PPSR and with the Singapore Accounting and Corporate Regulatory Authority in the case of the Australian Pledge; and

(9) in all cases by otherwise ensuring that all steps, if any, required under applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement (or, in the case of the Striker Portfolio Investments, the Australian Pledge) creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, shall have been taken, and that such Lien shall have been perfected by filing and, to the extent applicable, control.

“Designated Email Notification Address” has the meaning specified in the Additional Terms Letter.

“Designated Independent Dealer” has the meaning specified in the Additional Terms Letter.

“Diamond” has the meaning set forth in the Additional Terms Letter.

“Diamond Blocker” has the meaning set forth in the Additional Terms Letter.

“Diamond Portfolio Investment” means a Portfolio Investment of Diamond or Diamond Blocker, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“Disqualified Institution” has the meaning specified in the Additional Terms Letter.

“Disrupted Day” means, with respect to any Common Stock, any Scheduled Trading Day on which due to any failure of the applicable Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, the Administrative Agent is unable to determine the Closing Sale Price of such Common Stock.

“Distinct Portfolio Investments Number” means a number equal to all Portfolio Investments constituting Collateral at such time; provided that (x) two or more Portfolio Investments of the same Underlying Issuer or a Related Party thereof (it being agreed that, for this purpose, Diamond and Diamond Blocker are Related Parties of each other and Striker Company and Striker Trust are Related Parties of each other) shall be deemed to be one Portfolio Investment for purposes of this definition; (y) the Clementia Portfolio Investments and the Striker Portfolio Investments shall collectively be deemed to be one Portfolio Investment (subject to the succeeding clause (z)) for purposes of this definition; and (z) at any time, any Portfolio Investment (after giving effect to the preceding clauses of this proviso) that has a Market Value at such time of less than the Specified Minimum shall be excluded from the Distinct Portfolio Investments Number. For purposes of this definition, “Specified Minimum” means (x) with respect to each Portfolio Investment other than the Zurich Portfolio Investment, $300,000,000 (or such lower amount as the Administrative Agent may approve in its sole discretion) and (y) with respect to the Zurich Portfolio Investment, (A) at any time prior to the utilization in full of the Delayed Draw Allocated Financing Commitment with respect to the Zurich Portfolio Investment, $250,000,000 and (B) at any time after the utilization in full of the Delayed Draw Allocated Financing Commitment with respect to the Zurich Portfolio Investment, $400,000,000.

“Dollar Equivalent” means, with respect to any amount denominated in any Permitted Non-USD Currency, the amount of U.S. Dollars that would be required to purchase such amount of such Permitted Non-USD Currency using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“DTC” means the Depositary Trust Company.

“Early Closure” means, with respect to any Common Stock, the closure on any Scheduled Trading Day of the applicable Exchange prior to its scheduled closing time for such day.

“Effective Date” has the meaning set forth in Section 2.04.

“Effective Date Allocated Availability” means, in connection with any Advance with respect to any Portfolio Investment on the Effective Date, an amount equal to the product of (i) the Effective Date Allocated Financing Commitment with respect to such Portfolio Investment that will be Delivered on the Effective Date and (ii) the ratio of (x) the aggregate par or face value or then-current liquidation preference (or similar term as defined in the relevant governing documents related to such Portfolio Investments) of such Portfolio Investment, as applicable, being Delivered over (y) the Effective Date Required Collateral Amount with respect to such Portfolio Investment; provided, for the avoidance of doubt, such Effective Date Allocated Availability shall not exceed the Effective Date Allocated Financing Commitment (after giving effect to any reductions of such Financing Commitment with respect to prior Advances) with respect to such Portfolio Investment.

“Effective Date Allocated Financing Commitment” means, with respect to any Portfolio Investment, the amount set forth under the heading “Effective Date Allocated Financing Commitment” on Schedule 5 to the Additional Terms Letter, as such amount is reduced pursuant to Section 4.07.

“Effective Date Required Collateral Amount” means, with respect to any Portfolio Investment, the amount set forth under the heading “Effective Date Required Collateral Amount” on Schedule 5 to the Additional Terms Letter.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Assignee” means any of the primary bank lending affiliates of Bank of America, Citibank, Barclays, Societe Generale, Credit Suisse, Deutsche Bank, Morgan Stanley, RBC, UBS, Goldman Sachs, Sumitomo, Macquarie, MUFG, Mizuho Bank, Ltd. or HSBC.

“Eligible Investments” has the meaning set forth in Section 4.01.

“Eligible LCs” means any Letter of Credit from a commercial bank with a rating of at least “A-” from S&P or at least “A3” from Moody’s with combined capital, surplus and profits of at least $5,000,000,000.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Companies within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure of any Plan to meet the minimum funding standard of Section 412 or Section 430 of the Code or Section 302 or 303 of ERISA applicable to such Plan, in each case whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure of the Companies or any of their ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Companies or any of their ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to the Companies or any of their ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Plan, or the appointment of a trustee to administer, any Plan; (vi) the imposition of liability on the Companies or any of their ERISA Affiliates pursuant to Section 4062 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Companies or any of their ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is imposed any liability therefor, or the receipt by the Companies or any of their ERISA Affiliates of notice from any Multiemployer Plan that the Multiemployer Plan is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Companies of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 406, Section 409, Sections 502(c), (i) or (l), or Section 4071 of ERISA in respect of any employee benefit plan; (ix) the imposition of a Lien on the assets of the Companies or any of their ERISA Affiliates pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan; (x) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (xi) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA.

“EUR”, “Euro” or “€” means the lawful currency of Participating Member States.

“EURIBOR Rate” means, for each Calculation Period relating to an Advance in Euros, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for a three-month period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with each Company. Notwithstanding anything in the foregoing to the contrary, if the EURIBOR Rate as calculated for any purpose under this Agreement is below zero, the EURIBOR Rate will be deemed to be zero for such purpose until such time as it exceeds zero again.

“Event of Default” has the meaning set forth in Article 7.

“Exchange” means, with respect to any Common Stock, The New York Stock Exchange or its successor, the NASDAQ or its successor or, if not listed for trading on such Exchange, the Alternate Exchange that is the primary trading market for such Common Stock or, solely in the case of Common Stock of Clementia, XETRA or its successor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Disruption” means, with respect to any Common Stock, any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, such Common Stock on the applicable Exchange on any Scheduled Trading Day as determined by the Administrative Agent, or the inability of the Administrative Agent, on account of a trading suspension or otherwise, to determine the Reference Price of such Common Stock by reference to transactions or bid or ask prices for such Common Stock on the applicable Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office (including, for the avoidance of doubt, to the extent a Lender effectuates such a change in lending office by causing an Advance to be made by any domestic or foreign branch or Affiliate of such Lender pursuant to Section 3.01), except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any withholding Taxes imposed under FATCA.

“Extended MDE Day” means, with respect to any Common Stock, each Disrupted Day beginning on, and including, the third consecutive Disrupted Day for such Common Stock.

“Extraordinary Distribution” means, with respect to any Portfolio Investment consisting of Common Stock, any dividend or distribution (other than any Spin-off) on such Common Stock the value of which dividend or distribution represents at least 10% of the Reference Price of such Common Stock at the time of announcement, as determined by the Administrative Agent in good faith; provided that an Extraordinary Distribution shall not be deemed to have occurred unless a Conversion Event shall have occurred with respect to the applicable Underlying Issuer.

“Facility Adjustment Event” has the meaning specified in the Additional Terms Letter.

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, similar or related non-U.S. law that correspond to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“FC” has the meaning specified in the Additional Terms Letter.

“FC Portfolio Investment” means a Portfolio Investment of FC, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Companies hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule.

“Financing Commitment Increase Date” means the effectiveness date of any Increased Financing Commitment pursuant to Section 2.06.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to SOFR. For the avoidance of doubt, the initial Floor with respect to the Term SOFR Rate shall be 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Galaxy” has the meaning specified in the Additional Terms Letter.

“Galaxy Portfolio Investment” means a Portfolio Investment of Galaxy, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“GAAP” means (a) in relation to Striker Holdco, generally accepted accounting principles in effect from time to time in Singapore including the “Accounting Standards” as defined in the Companies Act 1967 of Singapore as applied from time to time by Striker Holdco and (b) in relation to all Companies other than Striker Holdco, generally accepted accounting principles in the effect from time to time in the United States as applied from time to time by the Companies other than Striker Holdco.

“General Partners” has the meaning set forth in the introductory section of this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Increased Financing Commitment” has the meaning set forth in Section 2.06.

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement or any obligation arising hereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Companies under this Agreement and any document entered into in connection with this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Companies and the Administrative Agent): Bank of America/BofA Securities, Inc., JPMorgan Securities LLC, Mizuho Bank, Mitsubishi UFJ Financial Group, Royal Bank of Canada, The Bank of Montreal, Barclays Bank, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, HSBC Bank, Morgan Stanley, Natixis, Societe Generale, Jefferies Bank, UBS and any Affiliate of any of the foregoing, but in no event including the Companies or any Affiliate of the Companies.

“Ineligible Investment” means any Portfolio Investment that fails, at any time (other than as contemplated in Section 1.06), to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3 to the Additional Terms Letter, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

“Initial Financing Commitment” has the meaning specified in the Additional Terms Letter.

“Initial Funding Amount” has the meaning specified in the Additional Terms Letter.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 4 to the Additional Terms Letter.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution, suspension of payments, a moratorium of any indebtedness, administration, judicial management, provisional supervision, re-organisation or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor, receiver, administrator, judicial manager, administrative receiver, receiver and manager, manager, trustee, compulsory manager, provisional supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up or (iii) the occurrence of any event of the type set forth in Section 7.01(d), (e), (f) or (g) (with references therein to “Company” being deemed replaced by references to such Person).

“Interest Payment Date” means March 1, June 1, September 1 and December 1 of each year and the Scheduled Termination Date; provided that the first Interest Payment Date shall be June 1, 2022.

“Interest Priority of Payments” has the meaning set forth in Section 4.05.

“Interest Proceeds” means all payments of interest, dividends, and distributions (excluding Extraordinary Distributions) received by the Companies in respect of the Portfolio Investments and Eligible Investments (in each case other than accrued interest purchased by a Company, but including proceeds received from the sale of interest accrued after the date on which a Company acquired the related Portfolio Investment), all other payments on the Eligible Investments (excluding principal payments with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees and other similar amounts received by the Companies or deposited into any of the Collateral Accounts (including commitment fees, facility fees, late payment fees, prepayment premiums, amendment fees and waiver fees, but excluding syndication or other up-front fees and administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Accounts or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to indebtedness of any other Person.

“Investment Agreement” has the meaning set forth in Section 2.05(xiii)(C).

“Investment Period” means the period beginning on, and including, the Effective Date (or (x) in the case of the Delayed Draw Allocated Financing Commitment with respect to any Portfolio Investment that is added to the Portfolio after the Effective Date, the effective date of such Delayed Draw Allocated Financing Commitment or (y) in the case of the Increased Financing Commitment with respect to Clementia, the Amendment No. 2 Effective Date) and ending on, but excluding, the earliest of (i) March 21, 2022 (or (a) solely with respect to the Delayed Draw Allocated Financing Commitment with respect to the Clinic Portfolio Investment, March 21, 2023, (b) solely with respect to the Delayed Draw Allocated Financing Commitments with respect to the FC Portfolio Investment, the Clementia Portfolio Investment (other than the Delayed Draw Allocated Financing Commitment with respect to the Clementia Portfolio Investment that is an Increased Financing Commitment) and the Striker Portfolio Investment, the day that is ten Business Days after the first date on which such Portfolio Investment has been

Delivered and is not an Ineligible Investment, (c) solely with respect to the Delayed Draw Allocated Financing Commitment with respect to the Zurich Portfolio Investment, the end of the Restricted Period (as defined in the Investment Agreement with respect to the Zurich Portfolio Investment in the form publicly disclosed as of the date hereof), (d) solely with respect to the Delayed Draw Allocated Financing Commitment with respect to the Clementia Portfolio Investment that is an Increased Financing Commitment, November 11, 2022 and (e) solely with respect to the Delayed Draw Allocated Financing Commitment with respect to any Portfolio Investment that is added to the Portfolio after the Effective Date, the Investment Period End Date with respect thereto), (ii) the date on which a Market Value Cure Failure occurs and (iii) the date on which an Event of Default occurs.

“Issuer Financial Information” has the meaning set forth in Section 6.02(cc) hereof.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lender Person” means any Lender or any person whose ownership position would be aggregated with that of such Lender under Section 13(d) or Section 16 of the Exchange Act or any Applicable Restriction.

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law, provided that, for the purposes hereof, “Lien” shall not include Transfer Restrictions.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement.

“Loan Dollar Price” means, with respect to the Corresponding Instrument with respect to any Portfolio Investment for which the Private Convertible Valuation Method applies, at any time, the trading price of such Corresponding Instrument at such time as determined by the Administrative Agent in good faith, expressed as a percentage of principal amount.

“LTV Ratio” means, as of any date of calculation, the ratio of (a) the Net Advances to (b) the Net Asset Value, in each case as of such date.

“LTV Reduction Event” has the meaning specified in the Additional Terms Letter.

“LTV Target” has the meaning specified in the Additional Terms Letter.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Margin Regulation” means Regulation U or X, as applicable.

“Market Disruption Event” means, with respect to any Common Stock, an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which the Administrative Agent determines is material.

“Market Value” has the meaning specified in the Additional Terms Letter.

“Market Value Cure” has the meaning specified in the Additional Terms Letter.

“Market Value Cure Failure” means (i) the failure by the Companies to effect a Market Value Cure as set forth in the definition of such term, (ii) in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Companies shall fail to settle on or before the Settlement Deadline, (iii) the failure of any equity commitment to be funded, or to settle, as contemplated by the definition of Market Value Cure, (iv) the failure by any Parent to observe or perform any covenant, condition or agreement contained in any document, agreement or notice that is part of a Capital Call Confirmation Package or (v) any representation or warranty made or deemed made by or on behalf of any Parent in any document, agreement or notice that is part of a Capital Call Confirmation Package shall have been proved to have been incorrect or misleading in any material respect when made or deemed made.

“Market Value Cure Period” has the meaning specified in the Additional Terms Letter.

“Market Value Trigger Event” has the meaning specified in the Additional Terms Letter.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Companies taken as a whole, (b) the ability of each Company to perform its obligations under this Agreement, (c) the rights of or benefits available to the Agents or the Lenders under this Agreement, taken as a whole or (d) the value of the Collateral or any Portfolio Investment, any Liens thereon or the priority of such Liens, taken as a whole.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Material Nonpublic Information” means information regarding any Underlying Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold a Portfolio Investment or shares of Common Stock.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article 7 and the acceleration of the Secured Obligations and (3) the date on which a Market Value Cure Failure occurs.

“Maximum LTV Ratio” has the meaning specified in the Additional Terms Letter.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Merger Event” means, with respect to any Portfolio Investment consisting of shares of Common Stock or Preferred Shares and the related Underlying Issuer, any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of such shares that results in a transfer of or an irrevocable commitment to transfer all of such shares outstanding to another Person, (ii) (A) a consolidation, amalgamation, merger or binding share exchange of such Underlying Issuer with or into, or a sale or other disposition of all or substantially all of such Underlying Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding share exchange in which such Underlying Issuer is the continuing Person and such shares are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by such Underlying Issuer or any Subsidiary thereof, excluding (a) any transaction between such Underlying Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) such Underlying Issuer or the relevant Subsidiary is the continuing Person and such shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of such Underlying Issuer, in each case, as of the date on which the transaction is announced, as determined by the Administrative Agent or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of such outstanding shares of Common Stock of such Underlying Issuer (other than such shares owned or controlled by such other Person), in each case, as reasonably determined by the Administrative Agent.

“Mezzanine Obligation” means a Portfolio Investment which is not a Senior Secured Loan or a Second Lien Loan.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) or ERISA to which the Companies, Parents or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions.

“MV Cure Account” means, for each Company, the account designated as the MV Cure Account with respect to such Company and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Bank.

“Nationally Recognized Valuation Provider” means Duff & Phelps, Hilco Valuation Services, LLC, Greenhill & Co., Alvarez & Marsal, Houlihan Lokey, Inc. or such other independent entity as may be agreed between the Companies and the Administrative Agent in their commercially reasonable discretion; provided that any independent entity providing professional asset valuation services may be added to this definition by the Companies (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Companies.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of (i) the amount of any PIK Interest capitalized pursuant to Section 4.03(b) and (ii) the accrued but unpaid interest and commitment fees payable on such Advances and accrued but unpaid Administrative Expenses) minus the amounts of cash, Eligible LCs and Eligible Investments then on deposit in the Collateral Accounts; provided that Eligible LCs and Eligible Investments will be discounted by 1% of the stated, face or principal amount thereof for purposes of this definition.

“Net Asset Value” has the meaning specified in the Additional Terms Letter.

“New Borrower” has the meaning set forth in Section 2.08.

“Non-Call Period” has the meaning set forth in Section 4.03(c).

“Non-Consent Situation” has the meaning set forth in Section 9.01.

“Non-Convertible Portfolio Investments” has the meaning set forth in the recitals to this Agreement.

“Non-Recourse Party” has the meaning set forth in Section 10.14.

“Notice of Acquisition” has the meaning set forth in Section 1.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Objection Deadline” has the meaning specified in the Additional Terms Letter.

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, any Company arising hereunder or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Company of any proceeding under any debtor relief laws naming any Company as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any document in connection with this facility, or sold or assigned any interest in any Advance or document in connection with this facility).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any document entered into in connection with this facility, except (i) any such Taxes incurred in Luxembourg as a result of a voluntary registration, or in accordance with a contractual agreement, or other action by the Lenders with the Administration de I’Enregistrement, des Domaines et de la TVA where such registration or action is not reasonably required to enforce the rights of the Lenders under this Agreement or any related document, and (ii) any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Ownership Limitation” has the meaning set forth in Section 10.15(a).

“Parent Financial Statements” has the meaning set forth in Section 6.02(n).

“Parent Representation Letter” means the Parent Representation Letter, dated as of the Effective Date, by the Parents in favor of the Lenders from time to time party hereto, substantially in the form set forth in Exhibit D hereto.

“Parents” means collectively, Silver Lake Alpine II, L.P., SLA II Club Feeder I, L.P., SLA II Armor Feeder I, L.P., SLA II Armor Feeder III, L.P. and each additional Person added as a “Parent” from time to time in accordance with Section 2.08.

“Participant Register” has the meaning set forth in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Interest” means a participation interest in a Loan or a debt security.

“PATRIOT Act” has the meaning set forth in Section 2.04(e).

“Permitted Distribution” means, (a) distributions of Interest Proceeds and Principal Proceeds to the Companies or their designee pursuant to the Priority of Payments; (b) distributions to the Companies or their designee of amounts withdrawn from any MV Cure Account pursuant to Section 1.06(d); or (c) a transfer of Portfolio Investments withdrawn from any Securities Account pursuant to Section 1.06(c) to an Affiliate.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant hereto or in favor of the Collateral Agent in connection with the Australian Pledge, (d) judgement Liens not constituting an Event of Default hereunder and (e) Liens routinely imposed on all securities and financial assets by the Securities Intermediary.

“Permitted Non-USD Currency” means EUR and AUD.

“Permitted Restrictive Condition” has the meaning specified in the Additional Terms Letter.

“Permitted Transfer Restriction” means Transfer Restrictions on any Portfolio Investment (i) on account of the fact that a Company is an “affiliate” of the applicable Underlying Issuer within the meaning of Rule 144 under the Securities Act of 1933, as amended, (ii) on account of the fact that such Portfolio Investment consists of “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) that began no later than the date of the pledge of such Portfolio Investment hereunder and (iii) any Transfer Restrictions set forth in the Permitted Restrictive Conditions, as modified by the Underlying Issuer Letters.

“Permitted Working Capital Lien” has meaning set forth in the definition of “Senior Secured Loan”.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“PIK Interest” has the meaning set forth in Section 4.03(b).

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA that is sponsored or maintained by the Companies, Parents or any ERISA Affiliate or, in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, to which the Companies, Parents or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Portfolio” means all Portfolio Investments Purchased or refinanced hereunder and not otherwise sold or liquidated.

“Portfolio Investment Valuation” means any information provided by the Companies or the General Partners to an Agent hereunder relating to the value of any Portfolio Investment or Underlying Issuer (including any appraisal or valuation reports provided with respect thereto), including but not limited to any (A) analysis, (B) market yield assumptions, (C) credit fundamentals or business outlooks, (D) historical and prospective estimates and (E) other corporate actions or information with respect to such Portfolio Investment or Underlying Issuer.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“PPSR” has the meaning set forth in the Australian Pledge.

“Preferred Share Investments” means has the meaning set forth in the introductory section of this Agreement.

“Preferred Shares” means has the meaning set forth in the introductory section of this Agreement and shall include preferred equity interests in the case of any limited liability company or other non-corporate entity, as determined in good faith by the Administrative Agent.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Priority of Payments” has the meaning set forth in Section 4.05.

“Principal Proceeds” means all cash and other property received by the Companies with respect to the Portfolio Investments or any other Collateral, and all cash and other property otherwise on deposit or held in the Collateral Accounts (including cash or Eligible Investments contributed by the Parents), in each case other than Interest Proceeds. Notwithstanding the foregoing, any Common Stock received upon conversion or sale of any Convertible Notes or Preferred Shares in accordance with the terms hereof or by way of a dividend on any Portfolio Investment shall not constitute Principal Proceeds.

“Priority of Payments” means the Interest Priority of Payments and/or the Principal Priority of Payments, as applicable.

“Private Convertible Valuation Method” means the valuation method described in clause (b) of the definition of Private Market Value.

“Private Financial Reports” has the meaning set forth in definition of “Private Market Value”.

“Private Financial Reports Valuation Method” means the valuation method described in clause (a) of the definition of Private Market Value.

“Private Market Value” has the meaning specified in the Additional Terms Letter.

“Private Underlying Issuer” means an Underlying Issuer that is not a Public Underlying Issuer.

“Proceeding” has the meaning set forth in Section 10.07(b).

“Prohibited Transaction Event” means that any Company’s and any General Partner’s affairs have been conducted so that its underlying assets constitute “plan assets” within the meaning of the Plan Asset Rules that result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code between the Companies or the General Partners and any Agent or any Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Collateral Value Percentage” means the portion, expressed as a percentage, of the Net Asset Value (without giving effect to the final proviso thereto) that is represented by Portfolio Investments of a Public Underlying Issuer.

“Public Convertible Note Market Value” has the meaning specified in the Additional Terms Letter.

“Public Non-Convertible Market Value” means, with respect to any Non-Convertible Portfolio Investment of a Public Underlying Issuer, an amount equal to the product of (i) the bid price for a position size matching that of the Administrative Agent’s or its affiliates’ trading desk’s two-sided bid-ask market in such Portfolio Investment (or, if the bid price cannot be so determined, the Market Value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner (provided that the Administrative Agent shall take into account bids in the market and its market making activities, if any, when making any such determination)) and (ii) the face amount of such Non-Convertible Portfolio Investment; provided, that the Public Non-Convertible Market Value for any Portfolio Investment that is a debt security or a Loan of a Public Underlying Issuer (other than Convertible Note Investments and Preferred Share Investments) shall not be greater than the par or face amount thereof.

“Public Underlying Issuer” has the meaning specified in the Additional Terms Letter.

“Purchase” means each acquisition of a Portfolio Investment hereunder. The addition of any Portfolio Investment to the Portfolio other than the Initial Portfolio Investments shall be deemed a Purchase, regardless of how the applicable Company acquires such Portfolio Investment.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Rating Agency” means any of (i) S&P and any successor to its rating agency business, (ii) Moody’s and any successor to its rating agency business or (iii) Fitch Inc. and any successor to its rating agency business.

“Rating Decline” means the occurrence of a rating agency downgrade of the long-term debt rating of an Underlying Issuer or of any surviving Person in a Merger Event by (a) at least two gradations by S&P or Moody’s (for example, from AA+ to AA- by S&P or from Aa1 to Aa3 by Moody’s) and (b) at least one gradation by any Rating Agency other than the Rating Agency satisfying clause (a); provided that (x) if only one Rating Agency maintains a publicly available long term debt rating of such Person, a Rating Decline will be deemed to have occurred if such Rating Agency downgrades the long-term debt rating of such Person by at least two gradations and (y) if no Rating Agency maintains a publicly available long term debt rating of such Person, a Rating Decline will be deemed to have occurred if the Administrative Agent determines in good faith that the applicable Merger Event would reasonably be expected to result in a weakening of such Person’s creditworthiness comparable to that accompanying a two-gradation downgrade.

“Recipient” means any Agent and any Lender, as applicable.

“Reference Bank Base Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks (a) (other than where clause (b) applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in Euro within the Participating Member States for the relevant period; or (b) if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the Thomson Reuters screen described in the definition of “EURIBOR Rate” are asked to submit to the relevant administrator.

“Reference Banks” means the principal office in Europe of JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent from time to time.

“Reference Price” means, with respect to any Common Stock at any time on any date of determination, the Closing Sale Price of such Common Stock (a) on that date of determination, in the event that such determination is made after 4:00 p.m. (in the local time of the applicable Exchange) on any Scheduled Trading Day that is not a Disrupted Day for such Common Stock and (b) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day for such Common Stock. Notwithstanding the foregoing, the “Reference Price” with respect to any Common Stock on any Extended MDE Day for such Common Stock shall be (i) the Reference Price of such Common Stock on the immediately preceding Scheduled Trading Day that is not a Disrupted Day for such Common Stock multiplied by (ii) (a) 100% less (b) an amount determined in good faith by the Administrative Agent not to exceed the product of 7.5% and the number of Extended MDE Days that have occurred consecutively up to, and including, such Extended MDE Day.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. Chicago time on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting and (3) if such Benchmark is not the Term SOFR Rate or the EURIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 3.01(c).

“Registered Shares” means any class of equity security of an Underlying Issuer that is registered pursuant to Section 12 of the Exchange Act.

“Registration Rights” has the meaning set forth in Section 3.04.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Advances denominated in U.S. Dollars, the Federal Reserve Board or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Advances denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Repurchase Right Failure Event” means with respect to Convertible Notes or Preferred Shares, the failure of any Company to exercise “a fundamental change”, “change of control” or similar repurchase right (or similar term as defined in the relevant indenture related to a Portfolio Investment of a Public Underlying Issuer) or, in the case of the Zurich Portfolio Investment, the right to require repurchase of the Zurich Portfolio Investment when such right is exercisable pursuant to Section 3.02 of the Zurich Indenture, in each case, with respect to all of the relevant Convertible Notes or Preferred Shares comprising such Portfolio Investment.

“Required Lenders” means Lenders holding more than 50.1% of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.

“Required LTV Ratio” has the meaning specified in the Additional Terms Letter.

“Responsible Officer” means (i) with respect to the Collateral Agent, any officer of the Collateral Agent customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement, (ii) with respect to the Collateral Administrator, any officer of the Collateral Administrator customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Companies now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Companies of any shares or other equity interests in the Companies now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Companies now or hereafter outstanding.

“Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by any Company and (b) which a Company proposes to purchase from any such Affiliate of any Lender.

“Restrictive Condition” means (i) any equityholders’ agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Common Stock and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or organization documents or contracts) relating to Common Stock a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the Crimea, so-called Donestsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other sanctions authority with jurisdiction over any Company, such Company’s controlled Affiliates or any other party hereto, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned 50% or more, or controlled, by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other sanctions authority with jurisdiction over any Company, such Company’s controlled Affiliates or any other party hereto.

“Scheduled Termination Date” has the meaning set forth in the Transaction Schedule; provided that, upon the occurrence of a Stepdown Event, the Scheduled Termination Date will be automatically extended for a period of two (2) years.

“Scheduled Trading Day” means, with respect to any Common Stock, any day on which the Exchange for such Common Stock is scheduled to be open for trading for its regular trading session or, in the event that such Common Stock is not listed, traded or quoted on any Exchange, any Business Day.

“Second Lien Loan” means a Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to Liens permitted under the related underlying instruments that are reasonable and customary for similar Loans) under Applicable Law (provided that, for the avoidance of doubt, a Loan that is second priority solely to a Permitted Working Capital Lien shall constitute a Senior Secured Loan) and (ii) the Companies determine in good faith that the value of the collateral securing the Loan (including based on enterprise value) on or about the time of origination or acquisition by the Companies equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by the same collateral.

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Account” means “securities account” as defined in UCC Article 8-501(a) and the account(s) designated as such by the Companies and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Intermediary” has the meaning set forth in Section 8.01.

“Senior Secured Loan” means any Loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Underlying Issuer in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to Liens permitted under the applicable credit agreement that are reasonable for similar Loans, and Liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority Lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to Liens permitted under the related underlying instruments that are reasonable and customary for similar Loans) in all other collateral under Applicable Law, and (iii) the Companies determine in good faith that the value of the collateral for such Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by a first priority Lien over the same collateral.

“Settlement Date” has the meaning set forth in Section 1.03.

“Settlement Deadline” means, with respect to the purchase, sale or transfer of any Portfolio Investment, (i) in the case of a Loan, the date that is ten (10) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related trade date thereof, (ii) in the case of a Debt Security, the date that is three (3) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related trade date thereof, (iii) in the case of Common Stock of any Public Underlying Issuer, the date that is three (3) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related trade date thereof, (iv) in the case of a Portfolio Investment of any Private Underlying Issuer, the date that is fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related trade date thereof and (v) in the case of any other Portfolio Investment, the date that is three (3) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related trade date thereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s liabilities (including contingent liabilities) does not exceed the present fair value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Effective Date; (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (d) with respect to any Person existing and/or incorporated under the laws of Luxembourg, such Person is not in a state of cessation of payment (cessation de paiements) and has not lost its creditworthiness (ébranlement de crédit). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Voting Share” (a) with respect to Clementia Holdco, shall have the meaning set forth in Clementia Holdco’s articles of association and (b) with respect to SL Adelaide Holdings Pte. Ltd., shall mean a “Preference Share” as defined in the constitution of SL Adelaide Holdings Pte. Ltd.

“Specified Facility Adjustment Event” has the meaning specified in the Additional Terms Letter.

“Spin-off” means, with respect to any Portfolio Investment, any distribution, issuance or dividend to holders of such Portfolio Investment or of the Common Stock of the applicable Underlying Issuer of any capital stock or other securities of another issuer owned (directly or indirectly) by such Underlying Issuer or any Subsidiary thereof.

“Split-off” means, with respect to any Portfolio Investment, any exchange offer by the applicable Underlying Issuer or any Subsidiary thereof for such Portfolio Investment or for the Common Stock of such Underlying Issuer in which the consideration to be delivered to exchanging holders thereof is capital stock or other securities of another issuer owned (directly or indirectly) by such Underlying Issuer.

“Spot Rate” means, as of any date of determination, (x) with respect to actual currency exchange between U.S. Dollars and any Permitted Non-USD Currency, the applicable currency-U.S. Dollar rate available through Securities Intermediary’s banking facilities (or, if Securities Intermediary has notified the Administrative Agent and the Companies that it will no longer provide such services or if the entity serving as Securities Intermediary or one of its affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) and (y) with respect to all other purposes between U.S. Dollars and any Permitted Non-USD Currency, the applicable currency-U.S. Dollar spot rate that appeared on the Bloomberg screen (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day. The determination of the Spot Rate shall be conclusive absent manifest error.

“Stepdown Event” means the occurrence of the first date on which (a) the Companies shall have pledged at least $500 million in aggregate principal of securities of one or more Public Underlying Issuers and (b) the Administrative Agent shall have approved the occurrence of a Stepdown Event in its sole discretion.

“Steps Memo” means, with respect to the funding of any Advance, any memorandum setting forth instructions as to the wiring of funds, the delivery of Collateral and other matters in a form agreed upon between the Companies and the Lenders and executed by the Companies.

“Striker Company” has the meaning specified in the Additional Terms Letter.

“Striker Holdco” means SL Adelaide Holdings Pte. Ltd.

“Striker Portfolio Investment” means a Portfolio Investment of Striker Company or Striker Trust, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“Striker Trust” has the meaning specified in the Additional Terms Letter.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Super Maximum LTV Ratio” has the meaning specified in the Additional Terms Letter.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Clementia Account” means the account maintained in the name of Clementia Holdco at Bank of America, National Association with account number 604641.2.

“Temporary Clementia Account Control Agreement” means a Securities Account Control Agreement among Clementia Holdco, Bank of America, National Association and JPMorgan Chase Bank, N.A. with respect to the Temporary Clementia Account, in form and substance reasonably acceptable to the Administrative Agent.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means with respect to any Term SOFR Rate Advance and for any tenor comparable to the applicable Calculation Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Calculation Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Rate Advance” means an Advance that uses the Term SOFR Rate as a reference interest rate.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Rate Advance and for any tenor comparable to the applicable Calculation Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Trade Date” has the meaning set forth in Section 1.03.

“Trading Disruption” means, with respect to any Common Stock, any suspension of or limitation imposed on trading by the applicable Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) relating to such Common Stock.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“Transfer Restrictions” means, with respect to any security, any condition to or restriction on the ability of the owner or any pledgee thereof to sell, assign, pledge or otherwise transfer such security or enforce the provisions thereof or of any document related thereto whether set forth in such security itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment, pledge or other transfer or enforcement for such security be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such security, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such security, prior to the sale, pledge, assignment or other transfer or enforcement of such security and (iv) any registration or qualification requirement or prospectus delivery requirement for such security pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such security being a “restricted security” or any Company being an “affiliate” of the issuer thereof, as such terms are defined in Rule 144).

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Debt” means, each Company’s Secured Obligation (whether present or future, actual or contingent) owing by that Company to a Lender under this Agreement (including, for the avoidance of doubt, any change or increase in those obligations pursuant to or in connection with any amendment or supplement or restatement or novation of this Agreement, in each case whether or not anticipated as of the date of this Agreement)).

“Underlying Issuer” means, with respect to any Portfolio Investment, the borrower or issuer thereof.

“Underlying Issuer Letter” means, with respect to any Portfolio Investment, an “issuer agreement” substantially in the form of the relevant form letter in Exhibit B hereto, if applicable, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Union” has the meaning specified in the Additional Terms Letter.

“Union Portfolio Investment” means a Portfolio Investment of Union, as set forth on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“U.S. Dollars” or “USD” means the lawful currency of the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Volatility Band”, in respect of any Convertible Notes, has the meaning specified on Schedule 4 to the Additional Terms Letter or the related Approval Supplement, as applicable.

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets.

“Zurich” means Zuora, Inc., a Delaware corporation.

“Zurich Portfolio Investment” means Zurich’s 3.95% / 5.50% Convertible Senior PIK Toggle Notes due 2029.

Interest Rate; Benchmark Notification

The interest rate on an Advance denominated in U.S. Dollars or a Permitted Non-USD Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.01(h)(ii) provides the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Companies, pursuant to Section 3.01(h)(v), of any change to the reference rate upon which the interest rate on the Advances is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Companies. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Companies, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contractor otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 1

THE PORTFOLIO INVESTMENTS

Section 1.01. Purchases of Portfolio Investments. From time to time prior to the Maturity Date, any Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for any Company’s account, all on and subject to the terms and conditions set forth herein.

Section 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Notices of Acquisition. No later than five (5) Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which any Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”), such Company shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”) and request an Approval Supplement.

(b) Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent and a Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2 to the Additional Terms Letter)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c) Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Companies of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Business Day succeeding the date on which it receives such Notice of Acquisition and any information requested in connection therewith; provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent during the Investment Period in an amount not to exceed the amount set forth on Schedule 4 to the Additional Terms Letter under the heading “Funded Amount” for such Initial Portfolio Investment and (ii) the failure of the Administrative Agent to notify the Companies of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition.

(d) The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit a Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved. For the avoidance of doubt, if on any date any Company acquires an additional amount of any previously approved Portfolio Investment, such additional amount shall be deemed to be an Ineligible Investment until such later date (if any) on which the Administrative Agent and each Lender shall have approved the acquisition of such additional amount.

(e) The Administrative Agent shall be deemed to have approved an Approval Supplement with respect to the Galaxy Portfolio Investment in the form attached as Schedule 7 to the Additional Terms Letter on the Amendment No. 1 Effective Date.

(f) The Administrative Agent shall be deemed to have approved an Approval Supplement with respect to the Union Portfolio Investment in the form attached as Schedule 8 to the Additional Terms Letter on the Amendment No. 2 Effective Date.

Section 1.03. Conditions to Purchases.

(a) No Purchase Commitment or Purchase shall be entered into or made unless each of the following conditions is satisfied as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”):

(i) the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 to the Additional Terms Letter (the “Eligibility Criteria”);

(ii) no Market Value Trigger Event has occurred and no Event of Default or Adjustment Determination Period has occurred and is continuing; and

(iii) no Market Value Trigger Event would occur as a result of such Purchase.

(b) The Administrative Agent, on behalf of the Lenders, may waive any conditions to a Purchase specified above in this Section 1.03 by written notice thereof to the Companies, the Collateral Administrator and the Collateral Agent.

(c) If the above conditions to a Purchase Commitment or a Purchase are satisfied or waived by the Administrative Agent, the Companies shall determine, in consultation with the Administrative Agent and with notice to the Lenders, the Collateral Agent and the Collateral Administrator, the date on which such Purchase (if any) shall settle (the “Settlement Date” for such Portfolio Investment).

(d) Promptly following the Settlement Date for a Portfolio Investment and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Collateral Agent shall provide to the Administrative Agent a copy of the executed assignment agreement pursuant to which such Portfolio Investment was assigned, sold or otherwise transferred to a Company; provided that a copy of such executed assignment was provided to the Collateral Agent.

Section 1.04. Sales of Portfolio Investments.

(a) The Companies will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset (other than any Permitted Distribution) without the prior consent of the Administrative Agent, except that any Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset so long as (x) no Market Value Cure Failure has occurred or will occur after giving effect thereto, no Event of Default or Adjustment Determination Period has occurred and is continuing and no breach of any regulation referred to in Section 6.01(v) shall result therefrom, (y) the sale of such asset by a Company shall be on an arm’s-length basis for fair market value and, in the reasonable judgment of the applicable Company, subject to Section 1.06, such sale will settle on or before the Settlement Deadline and (z) the consideration received by the applicable Company for such sale shall consist solely of cash or, in the case of a sale of Convertible Notes or Preferred Shares, shares of Common Stock of the Underlying Issuer of such Convertible Notes or Preferred Shares; provided that clauses (x), (y) and (z) shall be deemed satisfied with respect to any transfer of any Portfolio Investment that any Company is required to make pursuant to the terms of any Permitted Restrictive Condition so long as no breach of any regulation referred to in Section 6.01(v) shall result therefrom, or, if a breach would result therefrom, cash or other Collateral is posted to the Collateral Accounts in an amount sufficient to eliminate such breach prior to consummation of such transaction. The proceeds of any such disposition by any Company shall be deposited in the applicable Collections Account (in the case of cash proceeds) or the applicable Securities Account (in the case of Common Stock proceeds), except as otherwise permitted by Section 1.06, and, in the case of cash proceeds, the Collateral Agent shall apply such proceeds as provided in Section 4.05.

(b) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, the Companies shall not have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts without the prior written consent of the Administrative Agent), (ii) following the occurrence of a Market Value Cure Failure, the Companies shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and in accordance with standard market practice and applicable securities laws, and in any event at least equal to the then-current fair market value) and the proceeds from such sales shall be used to prepay the Advances outstanding hereunder and (iii) following the occurrence of a Market Value Cure Failure, the Companies shall have no right to act on behalf of, the Administrative Agent, the Collateral Agent or any other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent. Any prepayments made pursuant to this paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07.

(c) In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Market Value Cure Failure pursuant to Section 1.04(b), the Administrative Agent or a designee of the Administrative Agent shall:

(i) notify the Companies at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments (it being understood and agreed that any such notice sent after 3:00 p.m. New York City time on any Business Day shall be deemed received at 9:00 a.m. New York City time on the immediately following Business Day);

(ii) solicit a bid for such Portfolio Investments from the Designated Independent Dealer (or, with respect to the first sale of a Portfolio Investment following the occurrence of such Market Value Cure Failure, if any Company identifies an Independent Dealer within three (3) hours of delivery of the relevant notification of bid solicitations, from such Independent Dealer); and

(iii) direct the Companies to sell such Portfolio Investments to the Designated Independent Dealer or Independent Dealer, as applicable, if the Designated Independent Dealer or Independent Dealer, as applicable, provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Dealer or Independent Dealer, as applicable, provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Dealer or Independent Dealer, as applicable, or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

The Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Dealer or Independent Dealer, as applicable, if, in the Administrative Agent’s good faith judgment:

(A) either:

(1) the Designated Independent Dealer or Independent Dealer, as applicable, is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(2) the Designated Independent Dealer or Independent Dealer, as applicable, would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(B) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Dealer or Independent Dealer, as applicable, or (y) the inability, failure or refusal of the Designated Independent Dealer or Independent Dealer, as applicable, to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

(d) In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to, and in accordance with, this Section 1.04 and the application of the net proceeds thereof, each Company hereby appoints the Administrative Agent as its attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of any Company by this appointment), with full authority in the place and stead of such Company and in the name of such Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales). Except as otherwise expressly provided herein, none of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate thereof shall incur any liability to the Companies, any Lender or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law. For the avoidance of doubt, the Collateral Agent shall not be subject to any restriction under this Section 1.04 in making any sale of Portfolio Investments pursuant to Section 8.02(c).

Section 1.05. Certain Assumptions relating to Portfolio Investments. For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Companies has occurred, but the Settlement Date for such sale has not occurred, shall be considered to be owned by the Companies until such Settlement Date.

Section 1.06. Release of Collateral.

(a) Portfolio Investments sold, redeemed or converted shall not be released from the Collateral Accounts except on a “delivery-versus-payment” basis against Delivery of the relevant cash or Common Stock or otherwise on terms that are satisfactory to the Administrative Agent.

(b) As set forth in the Additional Terms Letter.

(c) Each Company shall be entitled to request the release of Portfolio Investments from the applicable Securities Account upon at least two (2) Business Days’ prior written notice to the Collateral Agent and the Collateral Administrator if the Administrative Agent notifies the Collateral Agent and the Collateral Administrator that it is reasonably satisfied that (i) no breach of any regulation referred to in Section 6.01(v) shall result therefrom, (ii) after giving effect to such release and any concurrent or prior payments hereunder, (A) there shall be no accrued and unpaid Administrative Expenses, commitment fees or interest on the outstanding Advances (including any outstanding PIK Interest), (B) the Allocated Loan Amount and Allocated Financing Commitment of such Portfolio Investment shall be zero and (C) the LTV Ratio shall be less than the LTV Target (without giving effect to any cap or reduction in Net Asset Value as a result of clauses (A) or (B) in the definition thereof or any reduction pursuant to a Collateral-Linked Event Discount (other than clauses (i), (ii) or (iii) thereof)) and (iii) no Market Value Cure Failure shall have occurred and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing.

(d) The Companies shall be entitled to request the release of amounts on deposit in the MV Cure Accounts upon at least two (2) Business Days’ prior written notice to the Collateral Agent and the Collateral Administrator if the Administrative Agent notifies the Collateral Agent and the Collateral Administrator that it is reasonably satisfied that (i) no breach of any regulation referred to in Section 6.01(v) shall result therefrom, (ii) after giving effect to such release, the LTV Ratio shall be less than the LTV Target and (iii) no Market Value Cure Failure shall have occurred and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing.

Section 1.07. Valuation of Permitted Non-USD Currency Portfolio Investments. For purposes of all valuations, calculations and reports hereunder (including, without limitation, for purposes of determining the LTV Ratio), the principal amount and Market Value of all Portfolio Investments and Eligible Investments denominated in a Permitted Non-USD Currency and proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account shall be converted to U.S. Dollars at the Spot Rate in accordance with the definition of such term by the Administrative Agent on the applicable date of valuation or calculation, as applicable. Additionally, for all calculations of Net Advances hereunder, the principal amount of outstanding Advances denominated in any Permitted Non-USD Currency shall for the purposes of such determination be equal to the Dollar Equivalent amount thereof.

Section 1.08. Currency Equivalents Generally. For purposes of determining (a) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (b) the aggregate unutilized amount of the Financing Commitments and (c) except in connection with the calculation of Net Advances as described in Section 1.07, the outstanding aggregate principal amount of Advances, the outstanding principal amount of any Advances that are denominated in any Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of such Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Advance is denominated in any Permitted Non-USD Currency, such amount shall be the Dollar Equivalent of such Permitted Non-USD Currency (rounded to the nearest 1,000 units of such Permitted Non-USD Currency).

ARTICLE 2

THE ADVANCES

Section 2.01. Financing Commitments. Subject to the terms and conditions set forth in Sections 2.04 and 2.05, as applicable, each Lender hereby severally agrees to make available to the Companies Advances, in U.S. Dollars (or, in the case of a Financing Commitment denominated in a Permitted Non-USD Currency, in such Permitted Non-USD Currency), in an aggregate amount outstanding not exceeding the amount of such Lender’s unused Financing Commitment. The Allocated Financing Commitment Availability with respect to any Portfolio Investment shall be reduced upon the making of any Advance in connection therewith in an amount equal to such Advance. The Financing Commitments shall terminate on the earliest of (a) the Maturity Date and (b) the occurrence of a Market Value Cure Failure.

Section 2.02. [Reserved.].

Section 2.03. Advances; Use of Proceeds. (a) Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.05 as of (i) both the related Trade Date and Settlement Date and/or (ii) the Advance date, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Companies on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired on such date) as provided herein and, in the case of an Advance made on the Effective Date, in accordance with the Request for Advance.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Companies required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Each Company shall use the proceeds of the Advances received by it hereunder to purchase the Portfolio Investments identified in the related Notice of Acquisition, to refinance the acquisition of Portfolio Investments by such Company prior to the Effective Date, to make distributions to the Parents and/or to pay fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided that, if the proceeds of an Advance are deposited in a Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but such Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written notice from the Companies, the Collateral Agent shall apply such proceeds as provided in Section 4.05.

(d) With respect to any Advance, a Company shall submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, three (3) Business Days prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01 (the date of any such funding, an “Advance Funding Date”). Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the LTV Ratio is less than or equal to the LTV Target.

Section 2.04. Conditions to Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement. The Administrative Agent (or its counsel) shall have received from the Parents either (i) a counterpart of the Parent Representation Letter signed on behalf of each Parent or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of the Parent Representation Letter) that each Parent has signed a counterpart of the Parent Representation Letter. The Administrative Agent (or its counsel) shall have received from each party to the Temporary Clementia Account Control Agreement either (i) a counterpart of the Temporary Clementia Account Control Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of the Temporary Clementia Account Control Agreement) that each such party has signed a counterpart thereof.

(b) Effective Date Required Collateral Amount. The Effective Date Required Collateral Amount shall have been Delivered with respect to each Initial Portfolio Investment.

(c) Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of Simpson Thacher & Bartlett LLP, counsel for the Companies, covering such matters relating to the transactions contemplated hereby as the Administrative Agent shall reasonably request and consistent with those delivered in recent similar transactions involving affiliates of the Parents, the Administrative Agent and such counsel.

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Companies and the General Partners as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Companies (to the extent such concept exists in the jurisdiction of the relevant Company) and the General Partners, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Companies in connection herewith on or prior to the Effective Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Companies hereunder.

(f) PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent or any Lender at least two (2) Business Days prior to the Effective Date, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent any Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Companies at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied);

(g) Filings. Copies of proper financing statements for filing under the UCC, PPSR or other appropriate filing offices of each appropriate jurisdictions as may be necessary to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral purported to be created hereunder.

(h) Certain Acknowledgements. The Administrative Agent shall have received UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Companies as debtors and that are filed in the jurisdiction in which the Companies are organized in form and substance reasonably satisfactory to the Administrative Agent.

Section 2.05. Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied as of the proposed date of such Advance:

(i) the Effective Date shall have occurred or should occur substantially simultaneously on the date of such Advance;

(ii) the Companies shall have delivered a Request for Advance in accordance with Section 2.03(d);

(iii) no Market Value Cure Failure has occurred;

(iv) no Default, Event of Default or Adjustment Determination Period has occurred and is continuing;

(v) (A) the Portfolio Investments in connection with the Advance (which, for the avoidance of doubt, with respect to any Advance pursuant to a Delayed Draw Allocated Financing Commitment, shall include any Portfolio Investments Delivered as part of the Effective Date Required Collateral Amount with respect to such Portfolio Investment) shall have been Delivered prior to or substantially concurrent with the making of such Advance (subject to the terms set forth in any Steps Memo) and shall not constitute Ineligible Investments; and (B) with respect to any Advance with respect to any Delayed Draw Allocated Financing Commitment with respect to any Portfolio Investment, Zurich Portfolio Investments with an aggregate principal amount of at least $250,000,000 shall have been Delivered prior to or substantially concurrent with the making of such Advance (subject to the terms set forth in any Steps Memo) and shall not constitute Ineligible Investments;

(vi) all of the representations and warranties contained in Article 6 shall be true and correct in all material respects, in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(vii) the Administrative Agent shall have received a certificate of an officer of the Companies certifying that the conditions set forth in clauses (iv) and (vi) above are satisfied on the date of such Advance;

(viii) after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(A) the LTV Ratio is less than or equal to the LTV Target;

(B) the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule;

(C) the Advance with respect to the acquisition or refinancing of any Portfolio Investment shall not exceed (x) in the case of an Advance made on the Effective Date, the Effective Date Allocated Availability with respect to such Portfolio Investment, (y) in the case of an Advance made following the Effective Date with respect to the Initial Financing Commitment, the Delayed Draw Allocated Availability with respect to such Portfolio Investment or (z) in the case of an Advance made following the Effective Date with respect to any Increased Financing Commitment (which will be deemed to occur where the unused Initial Financing Commitment is zero), the related Increased Financing Commitment; and

(D) the amount of such Advance shall be not less than U.S. $2,000,000; provided that the amount of the initial Advance on the Effective Date shall be not less than the Initial Funding Amount; and

(ix) the aggregate amount of such Advance will be less than or equal to an amount equal to 50% of the aggregate purchase price(s) of the Portfolio Investment(s) subject to the related Purchase;

(x) to the extent requested by a Lender, the Companies shall have completed and delivered to such Lender a FRB Form U-1 completed to the reasonable satisfaction of the Administrative Agent;

(xi) no breach of any regulation referred to in Section 6.01(v) shall result from such Advance or the application of the proceeds thereof; and

(xii) the Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Companies in connection herewith on or prior to the relevant Advance Funding Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Companies hereunder to the extent invoiced not later than two (2) Business Days prior to the date of such Advance;

(xiii) with respect to any Advance in respect of the Delayed Draw Allocated Financing Commitment with respect to the Striker Portfolio Investment:

(A) the Administrative Agent (or its counsel) shall have received from SL Adelaide Holdings Pte. Ltd. either (i) a counterpart of a joinder hereto pursuant to which SL Adelaide Holdings Pte. Ltd. assumes the obligations of a Company hereunder signed on behalf of SL Adelaide Holdings Pte. Ltd. or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of such joinder) that SL Adelaide Holdings Pte. Ltd. has signed a counterpart of such joinder;

(B) the Administrative Agent (or its counsel) shall have received from each party to the Australian Pledge either (i) a counterpart of the Australian Pledge signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of the Australian Pledge) that each such party has signed a counterpart of the Australian Pledge;

(C) the Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of Australian and Singapore counsel for the Administrative Agent covering such matters relating to the transactions contemplated hereby as the Administrative Agent shall reasonably request; and

(D) the Administrative Agent (or its counsel) shall have received such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of SL Adelaide Holdings Pte. Ltd. as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of SL Adelaide Holdings Pte. Ltd., all in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(xiv) with respect to any Advance in respect of the Delayed Draw Allocated Financing Commitment with respect to the Zurich Portfolio Investment, $400,000,000 in aggregate principal amount of the Zurich Portfolio Investment shall have been Delivered and shall not constitute an Ineligible Investment;

(xv) with respect to any Advance in connection with the acquisition or refinancing of a Convertible Note Investment,

(A) the Convertible Notes related to such Convertible Note Investment shall have been acquired, or substantially simultaneously with the borrowing under this Agreement shall be acquired (subject to the terms set forth in any Steps Memo), by the applicable Company or Companies in all material respects in accordance with the terms of the relevant Investment Agreement, if applicable, after giving effect to any modifications, amendments, consents or waivers, other than those modifications, amendments, consents or waivers that are material to the interests of the Lenders in their capacities as such, unless consented to in writing by the Administrative Agent (it being agreed that any modification, amendment, consent or waiver to the form of Indenture (as defined in the related Investment Agreement) is material to the interests of the Lenders and requires the consent of the Administrative Agent (such consent not to be unreasonably withheld));

(B) except with respect to Clementia Portfolio Investments, the relevant Underlying Issuer shall have executed and delivered to the Administrative Agent an Underlying Issuer Letter; and

(C) (x) except with respect to Clementia Portfolio Investments and Union Portfolio Investments, the Companies shall have provided to the Collateral Administrator (with a copy to the Collateral Agent) pre-signed transfer certificates substantially in the form exhibited to the relevant Indenture of such Convertible Note Investment (as defined in the related investment agreement of such Convertible Note Investment (an “Investment Agreement”)) or otherwise in form and substance reasonably satisfactory to the Administrative Agent in respect of the relevant Convertible Notes (subject to the terms set forth in any Steps Memo) and (y) with respect to Convertible Notes of Clementia, the Companies shall have provided to the Collateral Administrator conversion notices in respect of such Convertible Notes, duly executed by Clementia Holdco, which shall be undated and shall not specify the principal amount of Convertible Notes being converted, substantially in the form provided by the conversion agent for such Convertible Notes and otherwise in form and substance reasonably satisfactory to the Administrative Agent; provided that such documents shall not be used unless a Market Value Cure Failure has occurred or an Event of Default has occurred and is continuing.

Section 2.06. Financing Commitment Increase Option.

(a) The Companies may, at any time, with the consent of the Administrative Agent (which consent may be provided or withheld in the Administrative Agent’s sole and absolute discretion), establish Financing Commitments for new Lenders or increase the Financing Commitments of existing Lenders (each, an “Increased Financing Commitment”) subject to the following conditions precedent:

(i) each new or existing Lender providing a portion of such Increased Financing Commitment approves in writing (which may be by email) such new or increased Financing Commitment and the determination of the Portfolio Investment with respect to which such Increased Financing Commitment will constitute an Allocated Financing Commitment (which agreement may be provided or withheld in each Lender’s sole and absolute discretion);

(ii) no Market Value Cure Failure shall have occurred and no Event of Default shall have occurred and be continuing, in each case on and as of the Financing Commitment Increase Date;

(iii) the LTV Ratio is less than or equal to the LTV Target on and as of the Financing Commitment Increase Date;

(iv) all of the representations and warranties contained in Article 6 shall be true and correct in all material respects, in each case on and as of the Financing Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(v) the Companies shall have paid to the Administrative Agent on the Financing Commitment Increase Date, for the account of each Lender providing a portion of such Increased Financing Commitment, an upfront fee in the amount specified in Section 4.03(e);

(vi) the Increased Financing Commitment shall be in an amount not less than $25,000,000; and

(vii) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Effective Date.

(b) If approved in accordance with this Section 2.06, the Scheduled Termination Date with respect to any Increased Financing Commitment shall be the same as the Initial Financing Commitment.

(c) The Advances made pursuant to any Increased Financing Commitment established pursuant to this Section 2.06 shall constitute Advances under, and shall be entitled to all the benefits afforded by, and subject to all of the obligations of Lenders created under, this Agreement. The terms and conditions of any new Advances hereunder, and documents entered into in connection therewith (including any Underlying Issuer Letters), shall be substantially identical to the terms and conditions of the other Advances and the other, analogous documents. The Administrative Agent may update Schedule 1 to the Additional Terms Letter to reflect any such Increased Financing Commitment and make any other related administrative or technical changes to this Agreement that the Companies and the Administrative Agent determine are necessary or appropriate, which do not adversely affect the rights or obligations of any Lender hereunder. A copy of the updated Schedule 1 to the Additional Terms Letter and any administrative or technical changes to this Agreement shall be provided to the Collateral Agent and the Collateral Administrator by the Administrative Agent.

Section 2.07. Joint and Several Liability.

(a) Each Company accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Agents and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Company and in consideration of the undertakings of each Company to accept joint and several liability for the obligations of each Company.

(b) Each Company shall be jointly and severally liable for all Obligations, regardless of which Company actually receives the Advances hereunder or the amount of the Obligations received or the manner in which any Agent or any Lender accounts for the Obligations on its books and records. Each Company’s obligations with respect to Advances made to it, and each Company’s obligations arising as a result of the joint and several liability of such Company hereunder, with respect to Advances made to and other Obligations owing by the Companies hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Company.

(c) Each Company’s obligations arising as a result of the joint and several liability of such Company hereunder with respect to Advances and other Obligations owing by the Companies hereunder shall, in each case, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Company or of any promissory note or other document evidencing all or any part of the obligations of any other Company, (B) the absence of any attempt to collect the Obligations from any other Company, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by any Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Company, or any part thereof, or any other agreement now or hereafter executed by any other Company and delivered to any Agent or any Lender, (D) the failure by any Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Company, (E) any Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code of the United States, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States or similar provision under any other applicable debtor relief law, (F) any borrowing or grant of a security interest by any other Company, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States or similar provision under any other applicable debtor relief law, (G) the disallowance of all or any portion of any Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Company under Section 502 of the Bankruptcy Code of the United States or similar provision under any other applicable debtor relief law, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Company (other than the defense of payment). With respect to each Company’s obligations arising as a result of the joint and several liability of such Company hereunder with respect to Advances made to the Companies hereunder, such Company waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which any Agent or any Lender now has or may hereafter have against such Company, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to any Agent or any Lender to secure payment of the Obligations or any other liability of any Company to any Agent or any Lender.

(d) Upon the occurrence and during the continuation of any Event of Default, any Agent and the Lenders may proceed directly and at once, without notice, against any Company to collect and recover the full amount, or any portion of the Obligations without first proceeding against any other Company or any other Person, or against any security or collateral for the applicable Obligations. Each Company consents and agrees that the Agents and the Lenders shall be under no obligation to marshal any assets in favor of any Company or against or in payment of any or all of the applicable Obligations.

(e) In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable debtor relief law or other law affecting the rights of creditors generally, if the obligations of any Company hereunder would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability hereunder, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Company or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 2.08. Additional Companies and Parents. The Companies may from time to time request that any Affiliate thereof be joined to this Agreement as a borrower hereunder (any such Affiliate a, “New Borrower”) for the purpose of acquiring or holding Portfolio Investments for which an Approval Supplement has been approved by the Administrative Agent, provided that (i) any such New Borrower is approved by the Administrative Agent in its commercially reasonable discretion and (ii) such New Borrower has duly executed and delivered to the Administrative Agent documentation substantially similar, in the reasonable discretion of the Administrative Agent, to that documentation executed by the Companies at the Effective Date (other than any Underlying Issuer Letter to the extent the Portfolio Investment pledged by such New Borrower is not a Portfolio Investment previously pledged by any Company hereunder), including but not limited to an amendment and/or joinder agreement to this Agreement (which shall include representations by the New Borrower on the date of such amendment and/or joinder to the effect set forth in Section 6.01) and such other documents, filings and notices as the Administrative Agent may reasonably request; provided further that the Administrative Agent shall not unreasonably withhold or delay such approval with respect to any New Borrower pledging any portion of a Delayed Draw Required Collateral Amount if (x) the constituent documents of such New Borrower are substantially similar to that of the Companies, as determined in the Administrative Agent’s discretion, (y) such New Borrower complies with Sanctions or any similar applicable regulatory prohibition which is then in effect and otherwise satisfactorily provides all information reasonably required by the Administrative Agent in connection with applicable “know your customer” or anti-money laundering requirements and (z) any new Parent is an alternative investment vehicle of an existing Parent. Upon the approval of any such New Borrower pursuant to this Section 2.08, the Administrative Agent and the Lenders shall negotiate in good faith the Companies to make any amendments of this Agreement (including, for the avoidance of doubt, the definition of “Parent”) reasonably necessary to carry out the intent of this Section 2.08 and such New Borrower shall be bound by the terms and conditions of this Agreement as a “Company” hereunder.

ARTICLE 3

ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

Section 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to any Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the applicable Collection Account or an account of an Underlying Issuer specified in the applicable Request for Advance, or as otherwise specified in any applicable Steps Memo. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of a Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, each Company may borrow and prepay Advances. Once repaid or prepaid, Advances may not be reborrowed.

(b) Interest on the Advances. Subject to Section 3.01(h), all outstanding Advances shall bear interest (from and including the date on which such Advance is made to but excluding the Maturity Date or, if earlier, the date on which such Advance is repaid) at a per annum rate equal to the Applicable Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule. Notwithstanding the foregoing, if any principal of or interest on any Advance or any other amount payable hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Advances as provided in the preceding sentence.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Companies to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable currency thereof. The Administrative Agent, acting solely for this purpose as an agent of the Companies, shall maintain at one of its offices a register (the “Register”) in which it shall record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Companies to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Companies to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, a Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Companies that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful for the Advances to bear interest by reference to the Term SOFR Rate or EURIBOR Rate, as applicable, then the Advances denominated in the applicable currency shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the Applicable Margin for the Advances set forth on the Transaction Schedule.

(f) Increased Costs. (i) If any Change in Law shall:

(A) impose on any Lender any increased cost or expense (other than Taxes) incurred in connection with agreeing to make or making, funding or maintaining Advances; or

(B) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining its portion of the Advance or of maintaining its obligation to make its portion of the Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Companies will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Companies will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section 3.01(f) shall be delivered to the Companies and shall be conclusive absent manifest error. The Companies shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Companies shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section 3.01(f) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Companies of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Companies may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Companies be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi) If any Lender (A) requests compensation under this Section 3.01(f) or (B) defaults in its obligation to make Advances hereunder, then the Companies may, at their sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Companies that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Companies to require such assignment and delegation cease to apply.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Companies in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which any Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

(h) Alternate Rate of Interest. (i) If prior to the commencement of any Calculation Period: (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate or EURIBOR Rate (including, without limitation, because the Term SOFR Rate or EURIBOR Rate is not available or published on a current basis) for such Calculation Period; or (y) the Administrative Agent is advised by the Required Lenders that the Term SOFR Rate or EURIBOR Rate, as applicable, for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Companies and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Companies and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance is requested, such Advance shall accrue interest at the applicable Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(ii) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(iii) [Reserved]

(iv) Notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v) The Administrative Agent will promptly notify the Companies and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (vi) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.01(h), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 3.01(h).

(vi) Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR Rate or the EURIBOR Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Calculation Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Calculation Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vii) During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, if any Advance is requested, such Advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

Section 3.02. [Reserved.].

Section 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by or on account of any obligation of any Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Companies and the Administrative Agent, then the Companies, the Administrative Agent or the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Companies shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Companies. The Companies shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Companies. The Companies shall indemnify each Lender, within 13 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Companies by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 13 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Companies have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Companies to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any document entered into in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Companies to a Governmental Authority pursuant to this Section 3.03, the Companies shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Companies and the Administrative Agent, at the time or times reasonably requested by the Companies or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Companies or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Companies or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Companies or the Administrative Agent as will enable the Companies or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Companies and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Companies and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Companies or the Parents within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Companies and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Companies or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Companies or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under this Agreement would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Companies and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Companies or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Companies or the Administrative Agent as may be necessary for the Companies and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Companies and the Administrative Agent in writing of its legal inability to do so.

(E) The Administrative Agent shall deliver to the Companies an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Companies that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-3T and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-

pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under this Agreement.

Section 3.04. Registration Rights. The Administrative Agent (on behalf of the Secured Parties) shall be a permitted transferee of the registration rights of the Companies under any Investment Agreement (the “Registration Rights”) upon transfer of the related Convertible Notes, Preferred Shares and/or the Common Stock in connection with the exercise of remedies under this Agreement. In addition, the Companies shall automatically and without further act be deemed to have assigned the Registration Rights to the Administrative Agent (on behalf of the Secured Parties) in connection with any foreclosure thereof or other exercise of remedies pursuant to this Agreement.

ARTICLE 4

COLLECTIONS AND PAYMENTS

Section 4.01. Interest Proceeds. The Companies shall notify the Underlying Issuer with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the applicable Collection Account. To the extent Interest Proceeds are received other than by deposit into the applicable Collection Account, the Companies shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the applicable Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable Collection Account all Interest Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Companies. Interest Proceeds in a Permitted Non-USD Currency shall be converted to U.S. Dollars at the Spot Rate no later than two (2) Business Days prior to each Interest Payment Date, each Additional Distribution Date and the Maturity

Date and deposited into the applicable U.S. Dollar Collection Account for application as described below at the written direction of the Companies (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Trigger Event, the Administrative Agent) unless required for interest payments in the same currency in accordance with Section 4.03 on the immediately succeeding Interest Payment Date.

Interest Proceeds shall be retained in the applicable Collection Account and held in cash and/or invested (and reinvested) at the written direction of the Companies delivered to the Collateral Agent in dollar-denominated Cash Equivalents selected by the Companies (unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). All investment income on such Eligible Investments shall constitute Interest Proceeds.

Interest Proceeds on deposit in the applicable Collection Account shall be withdrawn by the Collateral Agent (i) to be applied pursuant to the Interest Priority of Payments and (ii) at the written direction of the Companies (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure, the Administrative Agent) to be remitted to the Administrative Agent to be applied to pay accrued and unpaid interest in respect of any repaid or prepaid portion of the Advances made in accordance with this Agreement.

Section 4.02. Principal Proceeds.

(a) The Companies shall notify the Underlying Issuer with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to the applicable Collection Account. To the extent Principal Proceeds are received other than by deposit into the applicable Collection Account, the Companies shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the applicable Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the applicable Collection Account all Principal Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Companies. Principal Proceeds in a Permitted Non-USD Currency shall be converted to U.S. Dollars at the Spot Rate no later than two (2) Business Days prior to each Interest Payment Date, each Additional Distribution Date and the Maturity Date and deposited into the applicable U.S. Dollar Collection Account for application as described below at the written direction of the Companies (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Trigger Event, the Administrative Agent) unless required for any repayment or prepayment of any Advances in the same currency in accordance with Section 4.03.

(b) All Principal Proceeds shall be retained in the applicable Collection Account and, if in the form of cash, held in cash and/or invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments selected by the Companies (unless an Event of Default has occurred and is continuing or a Market Value Cure Failure has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds.

(c) Principal Proceeds on deposit in the applicable Collection Account shall be withdrawn by the Collateral Agent (i) to be applied pursuant to the Priority of Payments and (ii) at the written direction of the Companies (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Cure Failure, the Administrative Agent), to be remitted to the Administrative Agent to be applied to make prepayments of the Advances in accordance with this Agreement.

Section 4.03. Principal and Interest Payments; Prepayments; Commitment Fee. (a) The Companies shall pay the unpaid principal amount of each Advance (together with accrued interest thereon) in the currency in which such Advance was made to the Administrative Agent for the account of each Lender on the Maturity Date.

(b) Accrued interest on the Advances shall be payable in cash in arrears on each Interest Payment Date and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the second sentence of Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment; provided further that, in the event amounts on deposit in the Collection Accounts (if any) on any Interest Payment Date are insufficient to pay such cash interest (any insufficient amount, the “PIK Interest”), then such PIK Interest shall be paid by increasing the principal amount of the Advances through the capitalization of such PIK Interest, unless a Company has provided written notice to the Administrative Agent at least five (5) Business Days’ prior to any Interest Payment Date that the Companies have elected to pay such insufficient amount in cash. Amounts representing the PIK Interest shall be added to the principal balance of the Advances on the Interest Payment Date that such PIK Interest would otherwise have been due and payable and shall thereafter bear interest at the interest rate applicable to the Advance. For the avoidance of doubt, PIK Interest shall not constitute the use of Financing Commitments. Each payment of interest on an Advance (including PIK Interest) shall be made in the currency in which such Advance was made.

(c) Except as set forth in Section 4.05(a) or Section 4.05(c), the Companies shall not have the right to prepay outstanding Advances at any time from and including the Effective Date to and including the date that is one year after the Effective Date (such period, the “Non-Call Period”). Subject to the requirements of this Section 4.03(c), other than during the Non-Call Period, each Company shall have the right from time to time to prepay outstanding Advances (which prepayment shall result in a termination of Financing Commitments to the extent required pursuant to Section 4.07) in whole or in part on any Business Day. Except in connection with a Market Value Cure, each Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of any prepayment pursuant to Section 4.03(c) not later than 2:00 p.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid and the Allocated Loan Amount with respect to each Portfolio Investment to apply such prepayment in accordance with this Section 4.03(c); provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Companies (by notice to the Administrative Agent, which shall deliver such notice to the Collateral Agent and the Collateral Administrator, on or prior to the specified effective date of termination) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$5,000,000. Prepayments shall be accompanied by accrued and unpaid interest and, at the request of any Lender in respect of any prepayment on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the Applicable Rate for the related Calculation Period. The Administrative Agent shall apply a prepayment of outstanding Advances made pursuant to this Section 4.03(c) first to any outstanding PIK Interest, and the Companies may direct the Administrative Agent to apply any remaining prepayment of outstanding Advances made pursuant to this Section 4.03(c) to any Allocated Loan Amount. All such prepayments shall be made in the currency of the applicable Advances and accompanied by accrued and unpaid interest in the same currency.

(d) The Companies agree to pay to the Administrative Agent, for the account of each Lender, a commitment fee in accordance with the Priority of Payments which shall accrue at the applicable Commitment Fee Rate on the daily unused amount of the Financing Commitments of such Lender during the period from and including the effective date of such Financing Commitments to but excluding the last day of the related Investment Period. Accrued commitment fees shall be earned as of each Interest Payment Date, and as of the date on which the Financing Commitments terminate and shall be payable in accordance with the Interest Priority of Payments and the Principal Priority of Payments, as applicable. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) As set forth in the Additional Terms Letter.

(f) [Reserved.]

(g) If a Facility Adjustment Event occurs in respect of any Portfolio Investment and the Administrative Agent determines that no adjustment could be made pursuant to Section 10.05 which would produce a commercially reasonably result, then the applicable Portfolio Investment underlying such Facility Adjustment Event shall be deemed to be an Ineligible Investment.

Section 4.04. MV Cure Accounts. Each Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the applicable MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Accounts such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Accounts shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Companies by the Parents in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

Section 4.05. Priority of Payments.

(a) As set forth in the Additional Terms Letter.

(b) [Reserved.]

(c) As set forth in the Additional Terms Letter.

(d) If the amounts available to be applied pursuant to the Priority of Payments are insufficient to make the full amount of the disbursements required by any numbered sub-clause therein, then the Collateral Agent shall make the disbursements then due and payable to the extent funds are available therefor, to the Persons entitled thereto in accordance with the amounts owing to them under such sub-clause in the order of priority set forth therein.

(e) The Collateral Administrator shall provide to the Administrative Agent and the Companies a detailed reporting setting forth any application of funds made pursuant to the foregoing Priority of Payments.

(f) In connection with the foregoing, the Administrative Agent shall from time to time provide the Collateral Administrator, upon request therefor, with any information reasonably necessary to prepare such reporting, including but not limited to the occurrence of an Adjustment Determination Period (and the applicable Adjustment Determination Date), the amount of any Administrative Expenses, the Allocated Loan Amount, Allocated Financing Commitment and Allocated Financing Commitment Availability for each Portfolio Investment, the Average Daily Volume Trigger with respect to any Public Underlying Issuer, the Closing Sale Price with respect to any Common Stock, the occurrence of any Collateral-Linked Event, the Common Stock Market Value of a Portfolio Investment, the Effective Date Allocated Availability, the Effective Date Required Collateral Amount, the occurrence of a Facility Adjustment Event, the occurrence of an LTV Reduction Event, the Market Value of each Portfolio Investment (including, without limitation, the Common Stock Market Value, the Public Convertible Note Market Value, the Public Non-Convertible Note Market Value and the Private Market Value), the sufficiency of any Market Value Cure, the occurrence of any Market Value Trigger Event, whether an Underlying Issuer is a Public Underlying Issuer, whether a Loan is a Second Lien Loan or Senior Secured Loan, the Settlement Deadline of a Portfolio Investment and the Volatility Band in respect of any Convertible Notes.

(g) Subject to Section 4.06(b), with respect to any amounts payable under the above provisions of this Section 4.05 resulting from an Advance denominated in any Permitted Non-USD Currency, such amounts shall be first paid using Interest Proceeds and/or Principal Proceeds denominated in such Permitted Non-USD Currency.

Section 4.06. Payments Generally.

(a) All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Companies and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Companies of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Companies. At least three (3) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Companies, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 and Section 4.03(h) hereof, all payments by the Companies hereunder shall be made without setoff or counterclaim. Subject to Section 4.03, all payments hereunder shall be made in U.S. Dollars. Subject to Sections 4.01 and 4.02, all amounts in any Permitted Non-USD Currency to be disbursed hereunder will be converted into U.S. Dollars at the Spot Rate no later than (x) two (2) Business Days prior to the Scheduled Termination Date, (y) the Maturity Date, if the Maturity Date occurs prior to the Scheduled Termination Date and (z) each Additional Distribution Date. All interest calculated using the Term SOFR Rate or the EURIBOR Rate hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) If after receipt of an invoice from the Administrative Agent pursuant to Section 4.06(a) and at least one (1) Business Day prior to any Interest Payment Date or the Maturity Date, the Companies do not have a sufficient amount of funds in a Permitted Non-USD Currency on deposit in the Collateral Accounts that will be needed (1) to pay to the Lenders all of the amounts required to be paid in such Permitted Non-USD Currency on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in the Permitted Non-USD Currency required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and be continuing and no Market Value Trigger Event has occurred, the applicable Company shall exchange, in each case with the consent of the Administrative Agent, amounts in U.S. Dollars held in the Collateral Accounts for such Permitted Non-USD Currency in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or the Maturity Date, as applicable, and shall be made at the Spot Rate. If for any reason the Companies shall have failed to effect any such currency exchange by such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Companies.

(c) At any time following the occurrence of a Market Value Trigger Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Securities Intermediary, the Bank or the other financial institution maintaining such Collateral Account, as applicable, to exchange amounts held in any Permitted Non-USD Currency for U.S. Dollars at the Spot Rate for application hereunder.

Section 4.07. Termination or Reduction of Financing Commitments. (a) The Companies shall be entitled at their option to either terminate all or reduce in part the Financing Commitments. The Companies shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of any termination or reduction, as applicable, pursuant to this Section 4.07 not later than 2:00 p.m., New York City time, three (3) Business Days before the date of termination or reduction, as applicable. Each such notice shall be irrevocable and shall specify the date of termination or reduction, as applicable, the principal amount of the Financing Commitments to be so terminated or reduced, as applicable, and the Delayed Draw Allocated Financing Commitment to be so terminated or reduced, as applicable; provided that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Companies (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$5,000,000. In addition, the Financing Commitments shall be automatically and irrevocably reduced by the amount of any prepayment of Advances pursuant to 4.03(c).

(b) With respect to each Financing Commitment, (a) the unused Effective Date Allocated Financing Commitment of each Portfolio Investment shall be terminated on (after giving effect to the making of any Advances on such date) the Effective Date and (b) the unused Delayed Draw Allocated Financing Commitment of each Portfolio Investment shall be terminated on the close of business on the last day of the Investment Period.

ARTICLE 5

[RESERVED.]

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.01. Representations and Warranties. Each Company and each General Partner represents to the other parties hereto solely with respect to itself that:

(a) it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated;

(b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein have been duly authorized by it and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium, fraudulent conveyance and reorganization and other similar laws affecting the enforcement of creditors’ rights generally);

(c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d) it is not subject to any Adverse Proceeding;

(e) it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary to be obtained by it in connection with the execution, delivery and performance of this Agreement and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f) it is not an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h) it has no Indebtedness other than Indebtedness incurred pursuant hereto and pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement;

(i) (x) its affairs have been conducted so that on the Effective Date, the Amendment No. 1 Effective Date and the Amendment No. 2 Effective Date, its underlying assets should not constitute “plan assets” within the meaning of the Plan Asset Rules; and (y) no ERISA Event has occurred as of the Effective Date, the Amendment No. 1 Effective Date and the Amendment No. 2 Effective Date that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(j) as of the Effective Date, it is, and after giving effect to any Advance it will be, Solvent;

(k) it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l) (i) it is in compliance in all material respects with the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and with the USA PATRIOT Act and all other laws and regulations relating to money laundering and terrorist activities and (ii) it is in compliance in all material respects with all other Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties;

(m) it does not have any Subsidiaries;

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (y) no information (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished by or on behalf of it or any of its Affiliates in writing to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement and the negotiation of this Agreement (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished to such Company or such General Partner by a third party, to such Company’s or such General Partner’s knowledge contains), as of its delivery date, any material misstatement of fact or omits to state any material fact, when taken as a whole, necessary to make all such disclosures, in the light of the circumstances under which they were made, not misleading in any material respect and (z) as of the Effective Date, the Amendment No. 1 Effective Date and the Amendment No. 2 Effective Date, to the best knowledge of the applicable Responsible Officer, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date, the Amendment No. 1 Effective Date and the Amendment No. 2 Effective Date to any Lender in connection with this Agreement is true and correct in all respects;

(o) each Company has good and marketable title to all Portfolio Investments and other Collateral purported to be owned by it free of any Liens (other than Permitted Liens), Transfer Restrictions (other than Permitted Transfer Restrictions) and Restrictive Conditions (other than Permitted Restrictive Conditions);

(p) each Company has timely filed all material Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and such Company has paid or withheld (as applicable) all material Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records;

(q) each of its Convertible Notes and Non-Convertible Portfolio Investments is and will continue to be in registered form under Section 5f.103-1(c) of the United States Treasury Regulations;

(r) each Company is not (and has not since its formation) engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations, activities incidental thereto and any other activities contemplated herein and each General Partner is not (and has not since its formation) engaged in any business operations or activities other than as General Partner of each Company, activities incidental thereto and any other activities contemplated herein;

(s) neither it nor any of its controlled Affiliates is (i) the subject or target of Sanctions; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a Person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act;

(t) it has implemented and maintains in effect policies and procedures designed to ensure compliance by it and its agents with Anti-Corruption Laws and applicable Sanctions, and to its knowledge, it and its directors, managers, officers and employees are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in it being designated as a Sanctioned Person. None of it or any of its directors, officers, managers or employees or, to its knowledge, any agent of it that will act in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(u) other than with respect to Permitted Liens, it is not aware of any effective financing statement or other instrument similar in effect naming or purportedly naming any Company or any of their respective Affiliates as debtor and covering all or any part of the Collateral or any Portfolio Investment is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or which has been terminated; and

(v) all proceeds of the Advances will be used by such Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by such Company in a manner that would violate the Margin Regulations. Neither the execution and delivery of this Agreement, the making of any Advance nor the use of the proceeds thereof or the withdrawal rights of such Company with respect to any Collateral will violate or be inconsistent with the provisions of Regulation U or X of the Board of Governors of the Federal Reserve Board and such Company has not taken any action in a manner that would result in a violation of the aforesaid regulations.

Section 6.02. Covenants of the Companies and the General Partners. Each Company and each General Partner agrees that it:

(a) shall not engage in any business or activity other than the ownership of the Collateral (or in the case of a General Partner, acting as the General Partner of a Company), the transactions expressly contemplated hereby and such other activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith;

(b) shall not incur any Indebtedness or other obligations (in each case, other than any obligations hereunder) or grant any Liens on any of its property, in each case except for (i) Permitted Liens or (ii) interest rate hedging for non-speculative purposes permitted by Section 6.02(h);

(c) shall not control the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (it being agreed that the applicable General Partner is permitted to control each Company); provided that, subject to Section 10.13, the foregoing shall not prohibit the Portfolio Investments from being listed or described as an investment of Silver Lake Alpine II;

(d) shall not fail to correct any known misunderstandings regarding its separate identity, which such known misunderstanding, if not corrected, would fail to make it apparent to third Persons that each Company and each General Partner is an entity with assets and liabilities distinct from those of the Parents, Affiliates of the Parents or any other Person (other than any joint and several obligations hereunder); provided that, subject to Section 10.13, the foregoing shall not prohibit the Portfolio Investments from being listed or described as an investment of Silver Lake Alpine II;

(e) shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any other Person (except as may be required for U.S. federal income tax purposes and except that for accounting purposes, it may be consolidated with other Persons (including the Parents) as permitted by GAAP);

(f) shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Companies, the General Partners and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(g) shall not amend or, as applicable, procure that its shareholders shall not amend any of its constituent documents without, to the extent required pursuant to such constituent documents as in effect on the Effective Date, the prior written consent of the Administrative Agent and the Required Lenders;

(h) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement (other than hedge agreements permitted under clause (ii) of Section 6.02(b));

(i) in the case of any Company, shall not maintain any of its primary books or records with respect to the Collateral at any office other than at the address referred to on the Transaction Schedule or maintain its chief executive office or its place of business at any place other than at such address, in each case without providing at least ten (10) days advance written notice to the Administrative Agent;

(j) in the case of any Company, shall not change its name, or name under which it does business, from the name shown on the signature pages hereto without providing at least ten (10) days advance written notice to the Administrative Agent;

(k) shall not fail at all times to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name, in each case in a manner that would fail to make it apparent to third Persons that each Company and each General Partner is an entity with assets and liabilities distinct from those of the other Companies, the Parents, Affiliates of the Parents or any other Person (other than any joint and several obligations hereunder); provided that, subject to Section 10.13, the foregoing shall not prohibit the Portfolio Investments from being listed or described as an investment of Silver Lake Alpine II;

(l) shall at all times comply with the requirements of its constituent documents and observe all corporate formalities under Applicable Law;

(m) shall not fail to allocate fairly and reasonably shared expenses in the reasonable discretion of the Companies and the General Partners;

(n) shall furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders each of the following:

(i) a copy of the most recent financial statements of the Parents (the “Parent Financial Statements”) provided to their respective investors substantially concurrently with such provision to such investors (such financial statements to fairly present in all material respects the financial condition and the results of operations of the Parents and their consolidated Subsidiaries on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, as applicable); provided that the Parents may redact such financial information in accordance with certain confidentiality obligations and competition concerns, as determined by the Parents using their reasonable discretion;

(ii) (x) concurrently with the furnishing of the financial statements described in the immediately preceding clause (n)(i), a compliance certificate, certified by a Responsible Officer certifying (a) that the Companies’ only assets consist of the Collateral, cash and Cash Equivalents, (b) the Portfolio Investments the Companies owned as of such date of delivery, (c) that the Companies’ only Indebtedness and monetary obligations (other than the Obligations) is listed on a schedule to such certificate and (d) that no Default or Event of Default has occurred (other than as previously disclosed pursuant to Section 6.02(nn) or disclosed in such compliance certificate, as applicable); and (y) such additional information regarding the business or financial affairs of any Company, or compliance with the terms of this Agreement, as Administrative Agent or Lenders may from time to time reasonably request;

(o) in the case of a General Partner, Clementia Holdco and SL Adelaide Holdings Pte. Ltd., shall have at least one (1) independent director and a board of managers separate from that of any other Person at all times, and in the case of Clementia Holdco and SL Adelaide Holdings Pte. Ltd., shall ensure at all times that it has issued the Special Voting Share and that such Special Voting Share is held by an independent holder (subject to the trust constituted by the Declaration of Trust in the case of Clementia Holdco) and that it has paid fees when due to such independent holder and the independent director (provided that this clause shall apply to SL Adelaide Holdings Pte. Ltd. only from and after such time as SL Adelaide Holdings Pte. Ltd. shall have become a Company hereunder);

(p) shall at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business;

(q) shall comply with all applicable requirements of law (whether statutory, regulatory or otherwise), the noncompliance with which could reasonably be expected to have, individually or collectively, a Material Adverse Effect on the Companies, the General Partners, the Administrative Agent, the Lenders or the Collateral and shall not take any action that would result in a violation of any regulations referred to in Section 6.01(v);

(r) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, or change its legal structure, without the prior written consent of the Administrative Agent;

(s) except for Investments permitted by Section 6.02(z), shall not have any Subsidiaries without the prior written consent of the Administrative Agent;

(t) shall not fail to remain Solvent;

(u) shall ensure that (1) its affairs shall be conducted so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules that would result in a Prohibited Transaction Event, and (2) that no ERISA Event occurs that would reasonably be expected, individually or collectively with all other ERISA Events, to result in a Material Adverse Effect;

(v) in the case of the Companies, shall take all actions necessary or advisable to maintain good and marketable title to the Portfolio Investments and the other Collateral in all material respects;

(w) shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges levied or imposed upon it or upon its income, profits or property; provided that it shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(x) (i) shall maintain proper books of record and account, distinct and separate from those of any other Person, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving its assets and business, (ii) shall file its own Tax returns, except to the extent that it is treated as a “disregarded entity” for Tax purposes and is not required to file any Tax returns under Applicable Law, (iii) shall not commingle its assets with assets of any other Persons, (iv) shall pay its own liabilities only out of its own funds, (v) shall not hold out its credit or assets as being available to satisfy the obligations of others, (vi) shall maintain adequate capital (which may consist of the Portfolio Investments) in light of its contemplated business purpose, transactions and liabilities and (vii) shall permit the Administrative Agent to inspect its books and records during normal business hours with at least one (1) Business Day’s prior written notice up to once per fiscal year (or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent);

(y) in the case of the Companies, shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Companies may make Permitted Distributions so long as no Event of Default or Adjustment Determination Period has occurred and is continuing and no Market Value Cure Failure has occurred, in each case, other than as required by or in connection with any joint and several obligations hereunder;

(z) shall not make or hold any Investments, except, in the case of the Companies, (A) the Portfolio Investments, Investments constituting Eligible Investments (measured at the time of acquisition) or Ineligible Investments, (B) those that have been consented to by the Administrative Agent or (C) those the Companies shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(aa) in the case of the Companies, shall not enter into any agreement which prohibits the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(bb) shall not request an Advance, and the Companies shall not directly, or to the knowledge of the Companies, indirectly, use, and shall procure that its agents shall not directly, or to the knowledge of the Companies, indirectly, use, the proceeds of such Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(cc) shall post on a password protected website maintained by the Administrative Agent to which the Companies will have access or deliver via email to the Administrative Agent, with respect to each Underlying Issuer in respect of a Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement, any financial reporting packages and notifications of credit events with respect to such Underlying Issuer and with respect to each Portfolio Investment for such Underlying Issuer (including any attached or included information, statements and calculations) received by the Companies (“Issuer Financial Information”), in each case within five (5) Business Days of the receipt thereof by any Company; provided that the Companies shall post on a password protected website maintained by the Administrative Agent to which the Companies will have access or deliver via email to the Administrative Agent notice of any credit event relating to an Underlying Issuer immediately upon obtaining knowledge thereof. The Companies shall provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or Underlying Issuer (to the extent reasonably available to the Companies;

(dd) shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property or any equivalent interest in real property under any Applicable Law, except for such commodities or fee interest in real property as the Companies shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof; provided that the Companies shall disclose such acquisition or receipt of any such commodities or fee interest in real property to the Administrative Agent promptly following the acquisition or receipt thereof;

(ee) [Reserved.];

(ff) in the case of the Companies, shall not, directly or indirectly, (i) sell, lease or otherwise transfer any assets to any of its Affiliates; or (ii) enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates, in each case unless such sale, lease, transfer or transaction is on an arm’s length basis and, if applicable, for an amount not less than fair market value; provided that nothing in this clause (ff) shall prohibit a Permitted Distribution or receipt of a capital contribution or impact any joint and several obligations hereunder;

(gg) shall not elect to be classified (other than Clementia Holdco and Striker Holdco) as other than a partnership for U.S. federal income tax purposes, nor shall any Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in such Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder)) and will preserve and maintain its default classification;

(hh) other than Clementia Holdco and Striker Holdco, shall be a U.S. Person for the entire term of this Agreement. On or before the Effective Date (and from time to time thereafter upon the request of the Administrative Agent), each Company (other than Clementia Holdco and Striker Holdco) shall deliver to the Administrative Agent (i) a properly completed and executed original of IRS Form W-9 certifying that it is a U.S. person for U.S. federal income tax purposes and (ii) a certificate of non-foreign status that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2) and that may be relied upon for purposes of demonstrating that such Company is not subject to withholding under Section 1446(f) of the Code, in each case, only if such requirements with respect to such Company are not otherwise satisfied by such Company’s properly completed, executed and delivered IRS Form W-9. Neither Clementia Holdco nor Striker Holdco shall change the jurisdiction of its incorporation for the entire term of this Agreement or become a resident for tax purposes in any jurisdiction other than the Cayman Islands or Singapore, as applicable, unless such change would not subject any Lender to any Taxes in respect of this Agreement or any payments hereunder other than Indemnified Taxes. On or before the Effective Date (and from time to time thereafter upon the request of the Administrative Agent), Clementia Holdco and Striker Holdco shall deliver to the Administrative Agent an applicable IRS Form W-8;

(ii) in the case of SL Adelaide Holdings Pte. Ltd., shall obtain and maintain a tax exemption under Section 13U of the Singapore Income Tax Act 1947 such that withholding tax does not apply to payments by SL Adelaide Holdings Pte. Ltd. hereunder (provided that this clause shall apply to SL Adelaide Holdings Pte. Ltd. only from and after such time as SL Adelaide Holdings Pte. Ltd. shall have become a Company hereunder);

(jj) solely in the case of the Companies, shall maintain its own separate bank accounts and shall not maintain any bank accounts or securities accounts other than the Collateral Accounts or the accounts listed on Schedule 6 to the Additional Terms Letter, as applicable;

(kk) shall not be required to register as an “investment company” under the United States Investment Company Act of 1940, as amended;

(ll) [Reserved.];

(mm) shall not make or consent to any amendment, modification or waiver of the Registration Rights without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld); and

(nn) shall give notice to the Administrative Agent, the Collateral Agent and the Collateral Administrator promptly in writing upon knowledge of the occurrence of the following:

(i) any Default or Event of Default;

(ii) any “adverse claim” (within the meaning of Section 8-502 of the UCC) asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;

(iii) the imposition of any Transfer Restriction (other than Permitted Transfer Restrictions) or Restrictive Condition (other than Permitted Restrictive Conditions) on any of the Collateral or any other Portfolio Investment, or any transaction or event that, if consummated, effected or completed, would reasonably be expected to result in any such imposition;

(iv) any Facility Adjustment Event.

Section 6.03. Amendments of Portfolio Investments, Etc.

(a) If any Company receives in writing any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying indenture, certificate of designations or related Registration Rights (each, an “Amendment”) with respect to any Portfolio Investment or any related underlying indenture, certificate of designations or related Registration Rights, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent; provided that the Companies shall not be required to provide any such notice until the first date on which (i) if the Common Stock or other common equity of the applicable Underlying Issuer is publicly listed on a national securities exchange, such communication or determination shall not constitute Material Nonpublic Information or (ii) if the Common Stock or other common equity of the applicable Underlying Issuer is not publicly listed on a national securities exchange, definitive documentation of the relevant Amendment shall have been executed, in each case except to the extent the consent of the Administrative Agent is required as described in the immediately succeeding sentence. In any such event, the Companies shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Companies shall deem appropriate under the circumstances; provided that if an Event of Default of the type set forth in Section 7(a), (d), (e), (f), (g) or (k) has occurred and is continuing or a Market Value Cure Failure has occurred, the Companies will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related underlying indenture, certificate of designations or related Registration Rights, expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, subject to the proviso in the first sentence of this Section 6.03, as applicable, following a Company’s receipt thereof, such Company shall promptly provide to the Administrative Agent copies of all executed Amendments to the underlying indenture, certificate of designations or related Registration Rights, executed waiver or consent forms or other documents executed or delivered in connection with any such Amendment.

(b) Each Company agrees that, without the prior consent of the Administrative Agent (such consent not be unreasonably withheld or delayed), it shall not consent to any amendment, supplement, consent, waiver or other modification of any Permitted Restrictive Condition, in each case that could reasonably be expected to be materially adverse to the Lenders. For the avoidance of doubt, any amendment, supplement, consent, waiver or other modification of any Permitted Restrictive Condition that is effected without the consent of the relevant Company in accordance with the terms of such Permitted Restrictive Condition shall deemed to be so effected in compliance with this Section 6.03(b) as long as such Company did not provide such consent thereto in violation of the first two sentences of this Section 6.03(b), as applicable.

(c) Notwithstanding anything to the contrary herein, the Companies shall not consent to any amendment, modification or waiver of the terms of any Diamond Portfolio Investment (to the extent such consent is required thereunder) without providing the Administrative Agent with at least 5 Business Days’ advance written notice thereof, which notice shall include the terms of such proposed amendment, modification or waiver.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely in the case of amounts other than principal, such failure continues for a period of two (2) Business Days following such failure;

(b) any representation or warranty made or deemed made by or on behalf of the Companies or the General Partners or in the Australian Pledge or in any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished pursuant hereto or in connection herewith (including any commitment letter in connection herewith) or any amendment or modification thereof or waiver thereunder, or by the Parents in the Parent Representation Letter, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure);

(c) (i) any Parent shall default in the performance of or compliance with any term contained in the Parent Representation Letter, (ii) any Company or a General Partner shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.02(a), (b), (e), (g), (i), (j), (n), (o), (q), (r), (y), (z), (aa), (bb), (ff), (hh), (ll) or (mm) or Sections 6.03(b) of this Agreement or in the Australian Pledge or (iii) any Company or a General Partner shall fail to observe or perform any other covenant contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) and, in the case of this clause (iii), if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (A) receipt by such Company or such General Partner of written notice of such failure from the Administrative Agent and (B) an officer of such Company or such General Partner becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed seeking (i) liquidation, winding-up, reorganization, restructuring, suspension of payments, a moratorium of any indebtedness, dissolution, administration, judicial management, provisional supervision, re-organisation or other relief in respect of any Company, a General Partner or all or materially all of any of such party’s debts, or of a substantial part of such party’s assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, liquidator, provisional liquidator, restructuring officer, sequestrator, conservator, administrator, judicial manager, administrative receiver, receiver and manager, manager, compulsory manager, provisional supervisor or similar official for any Company, a General Partner or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed, undischarged or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Company or a General Partner shall (i) voluntarily commence any proceeding or file any petition or application seeking liquidation, winding-up, reorganization, restructuring, suspension of payments, a moratorium of any indebtedness, dissolution, administration, judicial management, provisional supervision or other relief, or its restructuring or voluntary liquidation otherwise commences, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, liquidator, provisional liquidator, restructuring officer, sequestrator, conservator, administrator, judicial manager, administrative receiver, receiver and manager, manager, compulsory manager, provisional supervisor or similar official for such Company or such General Partner or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment, composition or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Company or a General Partner shall admit in writing its inability or fail generally to pay its debts as they become due;

(g) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Companies or a General Partner, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired;

(h) a Prohibited Transaction Event occurs, subjecting the Administrative Agent and/or the Lenders to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA;

(i) an ERISA Event occurs that would reasonably be expected, individually or collectively with all other ERISA Events, to result in a Material Adverse Effect; or

(j) a Change of Control occurs;

(k) or any Company incorporated in Singapore is declared by the Minister for Finance in Singapore to be a company to which Part 9 of the Companies Act 1967 of Singapore applies;

then, and in every such event (other than an event with respect to a Company or a General Partner described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Companies, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Companies accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Companies; and in case of any event with respect to the Companies or the General Partners described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Companies accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Companies.

ARTICLE 8

COLLATERAL ACCOUNTS; COLLATERAL SECURITY

Section 8.01. The Collateral Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Collateral Accounts. Each Company hereby appoints Citibank, N.A. as Securities Intermediary to establish, and the Securities Intermediary does hereby establish, the applicable Securities Account for such Company. The Securities Intermediary agrees to maintain each Securities Account as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC), in the name of the applicable Company subject to the Lien of the Collateral Agent under this Agreement. Each Company hereby appoints Citibank, N.A., as bank (in such capacity, the “Bank”) to establish, and the Bank does hereby establish, the applicable Collection Account(s) and MV Cure Account(s) for such Company (such accounts, along with any other “deposit account” as defined in UCC Article 9-102(a)(29), collectively, the “Deposit Accounts” and, together with the Securities Accounts, the “Collateral Accounts”). The Bank agrees to maintain each Deposit Account as a “bank” (within the meaning of Section 9-102(a)(8) of the UCC), in the name of the applicable Company subject to the Lien of the Collateral Agent under this Agreement.

(b) Collateral Agent in Control of Collateral Accounts. Each of the parties hereto hereby agrees that (1) each Securities Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the UCC), (2) each Deposit Account shall be deemed to be a “deposit account” (within the meaning of Section 9-102(29) of the UCC), (3) all property credited to any Securities Account, including cash, shall be treated as a financial asset for purposes of Article 8 of the UCC and (4) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Securities Account and to give instructions to the Bank directing the disposition of the funds in the Deposit Accounts. The parties hereto agree that the Securities Intermediary and the Bank (x) shall comply with entitlement orders and other instructions with respect to the Collateral Accounts originated by the Collateral Agent without further consent by any Company or any other Person and (y) shall not comply with entitlement orders or other instructions with respect to the Collateral Accounts delivered by any other Person. The parties hereto agree that the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Collateral Account. The only permitted withdrawals from the Collateral Accounts shall be in accordance with the provisions of this Agreement. As between the Collateral Agent for the benefit of the Secured Parties and any Company, subject to the Priority of Payments and the other provisions of this Agreement, the Collateral Agent agrees to comply with any instructions of the applicable Company with respect to the applicable Collateral Accounts that the applicable Company is expressly entitled to give hereunder (including as to the voting of any securities in any Collateral Account) unless a Market Value Cure Failure has occurred or an Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary herein, Clementia Holdco shall only have the right to vote any Clementia Portfolio Investments at all times at which Clementia Holdco shall own such Clementia Portfolio Investments.

(c) Subordination of Lien, Etc. If the Securities Intermediary or the Bank has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Collateral Account or any security entitlement or funds credited thereto, the Securities Intermediary and the Bank each hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Collateral Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary and the Bank may each set-off (1) all amounts due to it in respect of its customary fees and expenses for the routine maintenance and operation of the Collateral Accounts, and (2) the face amount of any checks which have been credited to any Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d) Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property represented by a promissory note or instrument underlying any financial assets credited to any Securities Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Securities Account be registered in the name of any Company, payable to the order of any Company or specially indorsed to any Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e) Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Collateral Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) with respect to the Securities Intermediary and the “bank’s jurisdiction” (within the meaning of Section 9-304 of the UCC) with respect to the Bank shall be, in each case, the State of New York. As permitted by Article 4 of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (the “Hague Convention”), the parties hereto agree that the law of the State of New York shall govern each of the Securities Accounts and the issues specified in Article 2 of the Hague Conventions. The provisions of the immediately preceding sentence shall be construed as an amendment to any account agreement governing each Securities Account. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f) No Duties. The parties hereto acknowledge and agree that the Securities Intermediary and the Bank shall not have any additional duties other than those expressly set forth in this Section 8.01, and each of the Securities Intermediary and the Bank shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary and the Bank shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary and the Bank shall not have any duty to take any discretionary action or exercise any discretionary powers. The Securities Intermediary shall have the rights and protections given to the Collateral Agent hereunder, including indemnities.

(g) Temporary Clementia Account. The Temporary Clementia Account shall be a Securities Account and a Collateral Account subject to the grant of the security interest set forth in Section 8.02, and the Securities Intermediary with respect thereto shall be Bank of America, National Association. The term Collateral Agent with respect to the Temporary Clementia Account shall mean JPMorgan Chase Bank, N.A.

Section 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Companies’ obligations to the Agents and the Lenders, (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), each Company hereby grants a continuing security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in all of such Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including, without limitation: (i) each Portfolio Investment, including, without limitation, (A) any Convertible Notes then held by such Company, (B) any Common Stock into which the Convertible Notes then held by such Company are converted, (C) any Preferred Shares then held by such Company, (D) any Common Stock into which the Preferred Shares then held by such Company are converted and (E) any Non-Convertible Portfolio Investments then held by such Company, (ii) all of such Company’s interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (iii) this Agreement and all rights related thereto, (iv) the Registration Rights and all other property of such Company and (v) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Companies shall (i) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Companies to the extent required for perfection; and (ii) if any of the securities, monies or other property pledged by the Companies hereunder are received by the Companies, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent, the Securities Intermediary or the Bank). Each Company hereby authorizes the Collateral Agent to file a UCC or PPSR financing statement listing “all assets of the debtor” (or substantially similar language) in the collateral description of such financing statement.

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Lenders) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Required Lenders) may deem commercially reasonable. The Companies agree that, to the extent notice of sale shall be required by law, at least one (1) calendar day’s prior notice to the Companies of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) Endorse any checks, drafts, or other writings in the Companies’ name to allow collection of the Collateral;

(v) Take control of any proceeds of the Collateral;

(vi) Execute (in the name, place and stead of any of the Companies) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii) Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

The Collateral Agent shall provide notice of any actions above to the Companies (which, for the avoidance of doubt, may be promptly after the occurrence of such actions). The Administrative Agent may apply any proceeds realized upon an exercise of remedies to the Allocated Loan Amount of any Portfolio Investment in its sole discretion, regardless of the Portfolio Investment against which such remedies were exercised.

Notwithstanding anything to the contrary herein, the Collateral Agent shall not have the right to transfer Clementia Portfolio Investments into the name of any person other than Clementia Holdco pursuant to an exercise of remedies hereunder except in connection with the sale of such Clementia Portfolio Investments pursuant to such exercise of remedies.

(d) Compliance with Restrictions. The Companies agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, or in order for each Lender to comply with the requirements of the Underlying Issuer Letters, and the Companies further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Companies for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Companies hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale. The Companies hereby agree that any sale of Collateral in accordance with the terms of the applicable Underlying Issuer Letter, including any private sale pursuant to any “right of first offer” or similar right specified therein, shall be deemed to be commercially reasonable. The Companies hereby acknowledge that any such private sale may result in less proceeds upon sale than could have been realized by a public sale or by a private sale not subject to such “right of first offer” or similar right and agree that, notwithstanding that such sale may result in less proceeds, any such sale shall nevertheless be deemed to be commercially reasonable. Without limiting the generality of the foregoing, the Companies agree that any exchange of Portfolio Investments of Diamond for Portfolio Investments of Diamond Blocker, and any subsequent sale of such Portfolio Investments of Diamond Blocker, shall be deemed to be commercially reasonable.

(f) Collateral Agent Appointed Attorney-in-Fact. Each Company hereby appoints the Collateral Agent as its attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of such Company by this appointment), with full authority in the place and stead of such Company and in the name of such Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. Each Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) [Reserved.]

(h) Further Assurances. The Companies covenant and agree that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Companies will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Companies herein or violate the terms of any Underlying Issuer Letter or Permitted Restrictive Condition.

(i) Termination. Upon the payment in full of all Secured Obligations (other than contingent indemnification obligations) and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Companies. Upon any such termination, the Collateral Agent will, at the Companies’ sole expense, deliver to the Companies, or cause the Securities Intermediary or the Bank, as applicable, to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary or the Bank hereunder, and execute and deliver to the Companies or its nominee such documents as the Companies shall reasonably request to evidence such termination.

(j) No Rehypothecation. Unless an Event of Default has occurred and is continuing (and without limiting the rights of the Secured Parties hereunder following a Market Value Cure Failure), neither the Collateral Agent nor any Lender shall have the right to rehypothecate, use, borrow, lend, pledge or sell any Collateral.

ARTICLE 9

THE AGENTS

Section 9.01. Appointment of the Administrative Agent and the Collateral Agent.

(a) Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or the Australian Pledge, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement or the Australian Pledge.

(b) Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Companies as if it were not an Agent hereunder.

(c) No Agent or the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (x) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (y) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Lenders, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (z) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Companies that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent. None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default, Event of Default or Market Value Cure Failure unless and until a Responsible Officer has received written notice thereof from the Companies, a Lender or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement, (2) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (4) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (5) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

(d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Companies), independent accountants and other experts selected by it.

(e) In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

(f) It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria in any instance, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

(g) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. No Agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

(h) Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other agent, the Lenders and the Companies. Upon any such resignation, the Required Lenders shall have the right (with, so long as (1) no Event of Default of the type set forth in Section 7(a), (d), (e), (f), (g) or (h) has occurred and is continuing, (2) no Market Value Cure Failure has occurred or (3) no Event of Default of the type set forth in Section 7(c), (h), (i) or (j) has occurred for 15 or more calendar days, the consent of the Companies (any circumstance referred to in the preceding clauses (1), (2) and (3) that negates the consent right of the Companies being herein referred to as a “Non-Consent Situation”)) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor (with, absent a Non-Consent Situation, the consent of the Companies) which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring agent gives notice of its resignation, such agent may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After the retiring agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

(i) Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by any Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders. Upon any such removal, any Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by a Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution with the prior written consent of each Company. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent, and the removed agent shall be discharged from its duties and obligations hereunder. After the removed agent’s removal hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such removed agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

(j) Upon the request of any Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder. Upon request of any such successor agent, the Companies and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

(k) Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

(l) Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

(m) All calculations and determinations made by the Administrative Agent shall be made in good faith and in a commercially reasonable manner. Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent or engaged in willful misconduct.

(n) Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

(o) Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or Lien granted to it hereunder.

(p) In the absence of gross negligence, willful misconduct or bad faith on the part of the Agents, the Agents may conclusively rely, as to the truth of statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document expressed therein, upon any request, instruction, certificate, opinion or other document furnished to the Agents, reasonably believed by the Agents to be genuine and to have been signed or presented by the property party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Agents, the Agents shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

(q) No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

(r) The rights and protections given to the Agents in this Section 9.01 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

Section 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (i) is contrary to Applicable Law or (ii) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction make provision reasonably satisfactory to the Collateral Agent for payment of same. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent shall request written instructions from the Administrative Agent as to the course of action desired by it. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder.

(b) Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that (i) the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as any Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (i) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as Collateral Agent, in accordance with their terms) or (ii) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale, conversion, redemption or other disposition or transfer of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale during an Event of Default, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Companies agree to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary and the Collateral Administrator, may agree in writing, subject to the Priority of Payments. The Companies further agree to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent and the Collateral Administrator. The Collateral Agent and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent and Collateral Administrator hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. The Companies hereby appoint Virtus Group, LP as Collateral Administrator and directs the Collateral Administrator to prepare the reports substantially in the form reasonably agreed by the Companies, the Collateral Administrator and the Administrative Agent.

(h) Information Provided to the Collateral Agent and the Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Administrative Agent, the Companies or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, and the Collateral Administrator hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Companies or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Companies may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Companies shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Companies or against the Companies by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement, no recourse shall be had against any of the former, current or future incorporators, stockholders, partners, officers, directors, members, managers, employees, agents, assignees or representatives of any Company or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of any Company, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Applicable Law, or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Companies and the General Partners and that no personal liability whatsoever shall attach to or be incurred by any of the aforementioned parties under or by reason of any of the obligations, covenants or agreements of the Companies or the General Partners contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Companies or the General Partners of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee, agent assignee or representative (except as otherwise set forth in the Parent Representation Letter) is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Section 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid. Any notice to any Company shall be deemed validly given if given to the applicable General Partner.

Section 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff. (a) The Companies shall pay (i) all reasonable fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, charges and disbursements of one outside counsel for each Agent and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement, the Australian Pledge or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator and the Lenders, including the reasonable fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, the Australian Pledge, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Companies shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside counsel for each Indemnitee and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Australian Pledge or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated thereby, (ii) any Advance or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) a material breach of this Agreement by any Indemnitee or any of its Related Parties resulting from the bad faith of such Indemnitee or Related Party. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, neither the Companies nor any Indemnitee shall assert, and each hereby waives, any claim against the Companies or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the Australian Pledge or any agreement, instrument or transaction contemplated hereby, any Advance or the use of the proceeds thereof.

(d) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Company against any of and all the obligations of such Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.05. Amendments(a) . (a) Subject to Section 3.01(h)(ii), no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Agents, the Collateral Administrator, the Required Lenders and each Company; provided further that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 to the Additional Terms Letter in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties or protections without its consent; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby.

(b) Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event, the Administrative Agent shall (a) adjust one or more of the terms or provisions of this Agreement as the Administrative Agent determines necessary to account for the effect of the Facility Adjustment Event on the credit facility contemplated by this Agreement (unless the Administrative Agent determines that no such adjustment is necessary) and (b) determine the effective time of the adjustment (and in the case of a Portfolio Investment of a Public Underlying Issuer, may take into account, among other factors, volatility, correlation, liquidity and free float of the applicable Portfolio Investment).

(c) To the extent reasonably practicable and requested by any Company, Administrative Agent shall consult in good faith with such Company regarding any such adjustments; provided that, if Administrative Agent determines that it is advisable to notify Lenders of its proposed adjustment prior to the end of the second Business Day immediately following the occurrence of any Facility Adjustment Event, then Administrative Agent shall be entitled to so notify Lenders; and provided, further, that, for the avoidance of doubt, the ultimate determination of such adjustment shall be within the sole discretion of Administrative Agent, subject to the rights of the Required Lenders described below in this paragraph. Within two Business Days following the occurrence of any Facility Adjustment Event, Administrative Agent shall notify each Lender of the adjustments to the terms or provisions of this Agreement that it proposes to make in respect thereof, and the proposed effective time therefor (or its determination that no such adjustment is necessary). If, within three Business Days of receiving such notice, Required Lenders notify Administrative Agent that they disagree with such proposed adjustments or effective time (or Administrative Agent’s determination that no such adjustment is necessary), and include in such notice an alternative set of adjustments that Required Lenders propose to make in respect of such Facility Adjustment Event, and a proposed effective time therefor, then Administrative Agent shall notify the Companies that such alternative adjustments apply as of such effective time. Except with the consent or at the direction of the Required Lenders, Administrative Agent shall not make any adjustment in respect of a Facility Adjustment Event or notify the Companies of its determination that no such adjustment is necessary prior to the earlier of (i) the fifth Business Day following the occurrence thereof and (ii) its receipt of notice from Required Lenders of any alternative adjustments (and a proposed effective time therefor) or that they agree with Administrative Agent’s proposed adjustments (and the effective time therefor). Any such adjustments pursuant to this paragraph shall be binding on all parties hereto and all such parties shall enter into such documentation required or reasonably requested by the Administrative Agent to reflect such adjustments. Notwithstanding anything to the contrary herein, the Companies shall have the right, exercisable within two (2) Business Days of receipt of notice of the adjustment otherwise to be made pursuant to the foregoing provisions of this paragraph, to notify the Administrative Agent that the Companies disagree with such adjustment and to elect that the adjustment proposed by the Administrative Agent shall not apply and that, instead, the applicable Portfolio Investment shall be deemed to be an Ineligible Investment. Notwithstanding anything to the contrary herein, prior to making any adjustment following the occurrence of a Specified Facility Adjustment Event, the Administrative Agent shall give the Companies a reasonable opportunity to make arrangements with Diamond such that the Diamond Portfolio Investments shall not be subject to Transfer Restrictions other than the Transfer Restrictions described in clauses (i) and (ii) of the definition of Permitted Transfer Restrictions; provided that the Administrative Agent shall not be required to delay such adjustment beyond such time as the Administrative Agent shall determine is prudent in its sole discretion; and provided, further, that if the Administrative Agent makes any adjustment in respect of a Specified Facility Adjustment Event and the relevant initial public offering is withdrawn, the Administrative Agent shall rescind such adjustment upon such withdrawal.

Section 10.06. Successors; Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, subject to Section 6.02(r), the Companies and the General Partners may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Companies or the General Partners without such consent shall be null and void). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and any Company; provided that (i) no consent of the Administrative Agent or any Company shall be required for an assignment of any Financing Commitment or Advance (A) to an assignee that is a Lender immediately prior to giving effect to such assignment or (B) to any Eligible Assignee and (ii) no consent of any Company shall be required if a Non-Consent Situation exists. Notwithstanding the foregoing or any other term or condition herein to the contrary, no such assignment shall be made to (x) a natural person or (y) a Disqualified Institution.

Assignments shall be subject to the following additional conditions: (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Section 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Companies, shall maintain at one of its offices in the United States a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Companies and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent and any Company; provided that (1) no consent of the Administrative Agent or any Company shall be required for a participation (a) to a Lender Participant that is a Lender immediately prior to giving effect to such participation or (b) to any Eligible Assignee and (2) no consent of any Company shall be required if a Non-Consent Situation exists; provided, further, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and

(iii) the Companies, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Companies, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or any successor provision. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Companies agree that each Lender Participant shall be entitled through the Lender granting such participation (and for the avoidance of doubt shall have no direct rights against any Company) to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (i) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (ii) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Companies’ request and expense, to use reasonable efforts to cooperate with the Companies to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

Section 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d) Each of SLA Clementia Holdco and SL Adelaide Holdings Pte. Ltd. (upon becoming a Company hereunder) hereby irrevocably appoints SLA Zurich Holdings, L.P. (and SLA Zurich Holdings hereby accepts such appointment) as its authorized agent in New York, New York upon which process may be served in any legal action, suit or proceeding against it with respect to the Obligations or any other matter arising out of or in connection with this Agreement and related documents, and agrees that service of process upon such agent, and written notice of said service to such Company in the manner provided for notices in Section 10.02 hereof, shall be deemed in every respect effective service of process upon such Company in any such action, suit or proceeding. Each such Company further agrees to take any and all action as may be necessary to maintain such appointment of such agent in full force and effect for as long as any Obligations remain outstanding. If for any reason such agent shall cease to be such agent for service of process, each such Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to Administrative Agent a copy of the new agent’s acceptance of that appointment within five (5) Business Days of such acceptance. To the extent that such Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process (whether service or notice, pre-judgment interim relief, attachment prior to judgment, attachment in aid of execution of judgment, post-judgment execution or enforcement or otherwise) with respect to itself or its property, such Company irrevocably waives such immunity in respect of its Obligations and submits to the jurisdiction of such court and (if different) the jurisdiction of any relevant court with respect to such legal process. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.09. PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Companies that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Companies, which information includes the name and address of each Company and other information that will allow such Lender or Agent to identify each Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.10. Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Securities Contract. The Companies, the General Partners and the Lenders acknowledge that this Agreement is a “securities contract”, “swap agreement”, “forward contract”, or “commodity contract” within the meaning of the Bankruptcy Code of the United States and each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meanings of Sections 362(b)(6),(7), (17) and/or (27) and Sections 546(e),(f), (g) and/or (j) of the Bankruptcy Code of the United States. The Companies, the General Partners and the Lenders further acknowledge that this Agreement is a “master netting agreement” within the meaning of the Bankruptcy Code of the United States.

Section 10.13. Confidentiality. Each Lender agrees to maintain the confidentiality of the Information received by it, except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors or any Nationally Recognized Valuation Provider (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority) having jurisdiction over such Lender (in which case the disclosing party agrees to inform the Companies promptly of such disclosure, unless such notice is prohibited by Applicable Law and except in connection with any request as part of regulatory examination), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to any assignee of or participant in (to the extent such Person is permitted to become an assignee or participant hereunder), or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the party providing such Information, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by such Lender or its Affiliates or (y) becomes available to such Lender on a nonconfidential basis from a source other than any party hereto (it being agreed, for the avoidance of doubt, that such Lender may disclose any information it receives from an Underlying Issuer to the extent permitted to do so under the terms of any agreement between such Lender and such Underlying Issuer). For the purposes of this Section 10.13, “Information” means all information received in connection with this Agreement (including the existence of this Agreement) from the Companies, including information relating to any Company or its business or any obligor in respect of any Portfolio Investment. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each Lender’s obligations under this Section 10.13 shall survive the termination, satisfaction or discharge of all obligations under this Agreement until the date that is two years after such termination; provided that such obligations shall survive indefinitely solely with respect to (A) the Parent Financial Statements and (B) any Portfolio Investment Valuations.

Section 10.14. Non-Recourse. Except as set forth in the Parent Representation Letter, no recourse under or upon any obligation, covenant, or agreement of the Companies contained in this Agreement shall be had against the Parents or any employee, agent, equityholder or other Affiliate of the Companies or the Parents (each, a “Non-Recourse Party”) and no such Non-Recourse Party shall be personally liable for payment of any Secured Obligations or other amounts due in respect thereof; provided however, that the foregoing shall not be construed so as to exonerate or exculpate the Parents from any liability pursuant to the Parent Representation Letter or any equity commitment letter delivered in connection herewith in accordance with the terms thereof.

Section 10.15. Blocker Provisions. (a) Notwithstanding the remedies set forth herein, in no event shall any Lender or the Collateral Agent be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Portfolio Investments to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(i) the number of Registered Shares of any class of any Underlying Issuer that such Lender directly or indirectly beneficially owns (as defined under Section 13 or Section 16 of the Exchange Act of 1934, as amended, and rules promulgated thereunder) would be equal to or greater than 8.0% of the number of outstanding Registered Shares of such class of such Underlying Issuer; or

(ii) any Lender Person under any Applicable Restrictions, would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of units or amount of any Portfolio Investment of any Underlying Issuer equal to: (A) the number of units or amount that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by any Person) of a Lender Person or would result in an adverse effect on a Lender Person under any Applicable Restriction, as determined by such Lender Person in its reasonable discretion, in each case minus (B) 1% of the outstanding number of units or amount (each of paragraphs (i) and (ii) above, an “Ownership Limitation”).

(b) The inability of a Lender or the Collateral Agent to acquire, receive or exercise rights with respect to any Portfolio Investment as provided above at any time as a result of an Ownership Limitation shall not preclude such Lender or Collateral Agent from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any provision of this Agreement to the contrary, a Lender or Collateral Agent shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Portfolio Investment that such Lender or Collateral Agent is not entitled to acquire, receive or exercise any other rights of a secured party in respect of at any time pursuant to this Section 10.15, until such time as such Lender or Collateral Agent is not prohibited from acquiring, receiving or exercising such rights in respect thereof under this Section 10.15, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that such Lender or the Collateral Agent is so prohibited.

Section 10.16. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 10.17. Bust-up Provision. Notwithstanding any other provision to the contrary, any sale, transfer or other disposition of Collateral composed of Portfolio Investments of any Underlying Issuer by a Collateral Agent or Lender at any time when such Portfolio Investments include Registered Shares of such Underlying Issuer must be a Qualifying Disposition.

As used herein:

“Qualifying Disposition” means a sale, transfer or other disposition of Portfolio Investments:

(i) to any Person who acquires them in a broadly distributed public offering of the Portfolio Investments (including the underwriter of such offering, which may be a Secured Party or a Lender or an Affiliate of such Secured Party or such Lender);

(ii) effected on any securities exchange so long as any Secured Party or any Lender (or any Affiliate of such Secured Party or such Lender) did not solicit or arrange for the solicitation of orders to buy such Portfolio Investments in anticipation of or in connection with such sale;

(iii) made in compliance with the manner-of-sale requirements set forth in Rule 144(g) of the Securities Act;

(iv) to a Person that a Secured Party believes in good faith is not and, after giving effect to such sale, transfer or other disposition, will not be an “affiliate”, as such term is used in Rule 144, of the applicable Underlying Issuer;

(v) to a Person that is an “affiliate” (as used in Rule 144) of the applicable Underlying Issuer prior to such sale, transfer or other disposition so long as the number of shares of Common Stock (including any shares of Common Stock into which such Portfolio Investments are convertible) that are Collateral, or that are collateral or other security for any other transaction to which any Secured Party, any Lender or Collateral Agent are parties, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions) does not in the aggregate exceed 5% of the outstanding shares of Common Stock of such Underlying Issuer; or

(vi) to the applicable Underlying Issuer or any Subsidiary thereof.

Section 10.18. Qualified Financial Contract. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall each be deemed a “Covered Agreement,” each party that is a Regulated Entity shall be deemed a “Covered Entity” and each party (whether or not it is a Regulated Entity) shall be deemed a “Counterparty Entity” with respect to each other party that is a Regulated Entity. In the event of any inconsistencies between this Agreement and the Bilateral Terms, the Bilateral Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules.

As used herein:

“QFC Stay Rules” means the regulations codified at 12 C.F.R. § 252.2, §§ 252.81–8, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

“Regulated Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Section 10.19. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Financing Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement or any documents related hereto).

Section 10.20. Divisions. For all purposes hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SLA CLEMENTIA HOLDCO

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SL ARMOR BUYER VII, L.P., SL ARMOR BUYER VIII, L.P., SL ARMOR BUYER IX, L.P., SLA II CM FC HOLDINGS, L.P., SLA II CM CLINIC HOLDINGS, L.P., SLA II CM CLINIC HOLDINGS II, L.P., each a Delaware limited partnership

By: SLA II CM GP, L.L.C., its general partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SL ADELAIDE HOLDINGS PTE. LTD.

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Authorised Signatory

SLA II GALAXY HOLDINGS, L.P., a Delaware limited partnership

By: SLA II GALAXY GP, L.L.C., its general partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SLA ZURICH HOLDINGS, L.P., a Delaware limited partnership

By: SLA ZURICH GP, L.L.C., its general partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SLA UNION HOLDINGS, L.P., a Delaware limited partnership

By: SLA UNION GP, L.L.C., its general partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SLA UNION GP, L.L.C., as a General Partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SLA ZURICH GP, L.L.C., as a General Partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SLA II GALAXY GP, L.L.C., as a General Partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

SLA II CM GP, L.L.C., as a General Partner

By:	/s/ Egon Pierre Durban
Name: Egon Pierre Durban
Title: Managing Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

The Lenders: JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

CITIBANK, N.A., as Collateral Agent

By:	/s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

VIRTUS GROUP, LP, as Collateral Administrator By: Rocket Partners Holdings, LLC, its General Partner

By:	/s/ Paul Plank
Name: Paul Plank
Title: Authorized Signatory

CITIBANK, N.A., as Securities Intermediary

By:	/s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

CITIBANK, N.A., as Bank

By:	/s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Ryan Hanks

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email: louis.cerrotta@jpmorgan.com

 de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Robert Nichols

cc:

Citibank, N.A., as Collateral Agent

Virtus Group, LP, as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Margin Loan and Security Agreement, dated as of March 21, 2022 (as amended, the “Agreement”), among SL Armor Buyer VI, L.P., SL Armor Buyer VII, L.P., SL Armor Buyer VIII, L.P., SL Armor Buyer IX, L.P., SLA II CM FC Holdings, L.P., SLA II CM Clinic Holdings, L.P., SLA II CM Clinic Holdings II, L.P., SLA Clementia Holdco, SLA Zurich Holdings, L.P., SLA II Galaxy Holdings, L.P. and SLA Union Holdings, L.P. (each such entity, a “Company” and together with any other entity that becomes party hereto as a Company, the “Companies”), as borrowers; SLA II CM GP, LLC, as general partner of SL Armor Buyer VI, L.P., SL Armor Buyer VII, L.P., SL Armor Buyer VIII, L.P., SL Armor Buyer IX, L.P., SLA II CM FC Holdings, L.P., SLA II CM Clinic Holdings, L.P., and SLA II CM Clinic Holdings II, L.P., SLA Zurich GP, L.L.C., as general partner of SLA Zurich Holdings, L.P. and SLA Union Holdings, L.P., as general partner of SLA Union GP, L.L.C. (each such entity a “General Partner” and together with any other entity that becomes party hereto as a General Partner, the “General Partners”); JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), the lenders party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1) The Companies hereby request an Advance under Section 2.03 of the Agreement to be funded on [____________].

(2) The aggregate amount of the Advance requested hereby is U.S.$[_________].1

(3) The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.05 of the Agreement have been satisfied or waived as of the [related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and] Advance date[, as applicable].

Very truly yours,

[COMPANIES]

By
Name:
Title:

[1]

Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the LTV Ratio is less than or equal to the LTV Target.

EXHIBIT B

As set forth in the Additional Terms Letter

EXHIBIT C

Form of Approval Supplement

Issuer Name	Asset Description	Corresponding Instruments	Average Daily Volume Trigger	Volatility Band	Investment Period End Date	Delayed Draw Allocated Financing Commitment	Delayed Draw Required Collateral Amount	Exchange
[______]	[_____]	[_____]	[______]	[_____]	[_____]	[_____]	[_____]	[_____]

EXHIBIT D

As set forth in the Additional Terms Letter

EXHIBIT E

As set forth in the Additional Terms Letter

EXHIBIT F

As set forth in the Additional Terms Letter